Exhibit 10.1

Published CUSIP Number: 17187MAG5
Revolving Commitment CUSIP Number: 17187MAH3

CREDIT AGREEMENT

Dated as of November 20, 2012

among

CINCINNATI BELL INC.,
as the Borrower,

Certain Subsidiaries of the Borrower
from time to time party hereto,
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent and an L/C Issuer,

PNC BANK, NATIONAL ASSOCIATION
as Swingline Lender and an L/C Issuer,

and

The Other Lenders party hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
RBS SECURITIES INC.,
UBS SECURITIES LLC
and
PNC CAPITAL MARKETS LLC,
as
Joint Lead Arrangers and Joint Book Managers

BANK OF AMERICA, N.A.,
as Syndication Agent

THE ROYAL BANK OF SCOTLAND PLC,
UBS SECURITIES LLC
and
PNC BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES		63
6.01	Existence, Qualification and Power	64
6.02	Authorization; No Contravention	64
6.03	Governmental Authorization; Other Consents	64
6.04	Binding Effect	64
6.05	Financial Statements; No Material Adverse Effect	64
6.06	Litigation	65
6.07	No Default	65
6.08	Ownership of Property; Liens	65
6.09	Environmental Compliance	65
6.10	Insurance	66
6.11	Taxes	66
6.12	ERISA Compliance	66
6.13	Capital Structure/Subsidiaries	66
6.14	Margin Regulations; Investment Company Act	67
6.15	Disclosure	67
6.16	Compliance with Laws	67
6.17	Intellectual Property	67
6.18	Solvency	68
6.19	Telecommunications Regulatory Matters	68
6.20	Perfection; Etc	68
ARTICLE VII AFFIRMATIVE COVENANTS		68
7.01	Financial Statements	68
7.02	Certificates; Other Information	69
7.03	Notices and Information	70
7.04	Payment of Obligations	71
7.05	Preservation of Existence, Etc	71
7.06	Maintenance of Properties	71
7.07	Maintenance of Insurance	71
7.08	Compliance with Laws and Contractual Obligations	72
7.09	Books and Records	72
7.10	Inspection Rights	72
7.11	Use of Proceeds	72
7.12	Additional Guarantors	72
7.13	Further Assurances	74
ARTICLE VIII NEGATIVE COVENANTS		74
8.01	Liens	75
8.02	Investments	77
8.03	Indebtedness	79
8.04	Fundamental Changes	81
8.05	Dispositions	81
8.06	Restricted Payments	83
8.07	Change in Nature of Business	84
8.08	Transactions with Affiliates and Insiders	84
8.09	Burdensome Agreements	84
8.10	Use of Proceeds	85

8.11	Financial Covenants	85
8.12	Prepayment of Other Indebtedness, Amendment of Documents, Etc	86
8.13	Organization Documents; Fiscal Year	87
8.14	Ownership of Subsidiaries	87
8.15	Designated Senior Indebtedness	87
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		87
9.01	Events of Default	87
9.02	Remedies Upon Event of Default	89
9.03	Application of Funds	89
ARTICLE X ADMINISTRATIVE AGENT		90
10.01	Appointment and Authority	90
10.02	Rights as a Lender	90
10.03	Exculpatory Provisions	91
10.04	Reliance by Administrative Agent	91
10.05	Delegation of Duties	92
10.06	Resignation of Administrative Agent	92
10.07	Non‑Reliance on Administrative Agent and Other Lenders	93
10.08	No Other Duties, Etc	93
10.09	Administrative Agent May File Proofs of Claim	93
10.10	Collateral and Guaranty Matters	94
ARTICLE XI MISCELLANEOUS		95
11.01	Amendments, Etc	95
11.02	Notices. Effectiveness of Electronic Communications	98
11.03	No Waiver; Cumulative Remedies	100
11.04	Expenses; Indemnity; Damage Waiver	100
11.05	Payments Set Aside	102
11.06	Successors and Assigns	102
11.07	Treatment of Certain Information; Confidentiality	106
11.08	Set‑off	106
11.09	Interest Rate Limitation	107
11.10	Counterparts; Integration; Effectiveness	107
11.11	Survival of Representations and Warranties	107
11.12	Severability	108
11.13	Replacement of Lenders	108
11.14	Governing Law; Jurisdiction; Etc	109
11.15	Waiver of Jury Trial	109
11.16	Term of Agreement	110
11.17	USA PATRIOT Act Notice	110
11.18	Subordination of Intercompany Debt	110
11.19	[Reserved]	110
11.20	Permitted Receivables Financings	110
11.21	No Advisory or Fiduciary Responsibilities	111
11.22	Electronic Execution of Assignments and Certain Other Documents	111

SCHEDULES

1.01A	Existing Letters of Credit

1.01B	Guarantors

2.01	Commitments and Applicable Percentages

6.03	Required Consents, Authorizations, Notices and Filings

6.13(a)	Corporate Structure

6.13(b)	Subsidiaries

8.01	Existing Liens

8.02	Existing Investments

8.03	Existing Indebtedness

8.08	Transactions with Affiliates

11.02	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice

B	Form of Swingline Loan Notice

C	Form of Revolving Note

C-1	Form of Swingline Note

D	Form of Compliance Certificate

E	Form of Joinder Agreement

F	Form of Assignment and Assumption

G	Form of U.S. Tax Compliance Certificates

H	Form of Solvency Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, the “Agreement”) is entered into as of November 20, 2012, by and among CINCINNATI BELL INC., an Ohio corporation (together with any permitted successors and assigns, the “Borrower”), the Guarantors (as defined herein), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent and an L/C Issuer, and PNC BANK, NATIONAL ASSOCIATION, as Swingline Lender and an L/C Issuer.

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“1993 Senior Note Documents” means the 1993 Senior Notes, the 1993 Senior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 1993 Senior Notes issued.

“1993 Senior Note Indenture” means the Indenture, dated as of July 1, 1993, between the Borrower, as issuer, and The Bank of New York, as Trustee.

“1993 Senior Notes” means the Borrower's 7¼% Senior Notes due 2023 issued pursuant to the 1993 Senior Note Indenture.

“2005 Senior Note Documents” means the 2005 Senior Notes, the 2005 Senior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 2005 Senior Notes issued.

“2005 Senior Note Indenture” means the Indenture, dated as of February 16, 2005, by and among the Borrower, as issuer, and The Bank of New York, as trustee.

“2005 Senior Notes” means the Borrower's 7% Senior Notes due 2015 issued by the Borrower pursuant to the 2005 Senior Note Indenture.

“2009 Senior Note Documents” means the 2009 Senior Notes, the 2009 Senior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 2009 Senior Notes issued.

“2009 Senior Note Indenture” means the Indenture, dated as of October 5, 2009, by and among the Borrower, as issuer, and The Bank of New York Mellon, as trustee.

“2009 Senior Notes” means the Borrower's 8.25% Senior Notes due 2017 issued by the Borrower pursuant to the 2009 Senior Note Indenture.

“2010 Junior Note Documents” means the 2010 Junior Notes, the 2010 Junior Note Indenture, and any other agreements, indentures and instruments pursuant to which the 2010 Junior Notes issued.

“2010 Junior Note Indenture” means the Indenture, dated as of March 15, 2010, by and among the Borrower, as issuer, the Subsidiaries of the Borrower party thereto, as guarantors, and The Bank of New York Mellon, as trustee.

“2010 Junior Notes” means the Borrower's 8¾% Senior Subordinated Notes due 2018 issued by the Borrower pursuant to the 2010 Junior Note Indenture.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of substantially all of the Capital Stock or all or substantially all of the Property, or a business unit or product line, of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent's Office” means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 11.02, or such other domestic address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED MILLION DOLLARS ($200,000,000).

“Agreement” has the meaning assigned to such term in the heading hereof.

“Applicable Percentage” means as to each Lender, with respect to such Lender's Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender's Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided that if the commitment of each Lender to make Revolving Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, The Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Prepayment Date” means, in connection with any Disposition Prepayment Event, (i) in the case of prepayments of Revolving Loans, the second Business Day following the date on which such Disposition Prepayment Event occurs, (ii) in the case of the prepayment or redemption of any Prepayable Indebtedness, the earliest date on or after the second Business Day after the date on which such Disposition Prepayment Event occurs on which such prepayment or redemption could be consummated pursuant to the agreements or instruments governing such Prepayable Indebtedness (assuming any required notice or deposit of funds with an agent or trustee was given or made on such second following Business Day) and (iii) in the case of any contribution of funds to a Pension Plan, the date occurring 90 days after the date on which such Disposition Prepayment Event occurs.

“Applicable Rate” means, for the purposes of calculating (a) the Letter of Credit Fees for the purposes of Section 2.03(h), (b) the interest rate applicable to Eurodollar Rate Loans for the purposes of Section 2.08(a), (c) the interest rate applicable to Base Rate Loans for the purposes of Section 2.08(a), and (d) the Commitment Fee for the purposes of Section 2.09(a), the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b) for the four‑quarter period ending as of the last day of the fiscal quarter to which such Compliance Certificate relates:

		Applicable Rates
		For Revolving Loans		For Letter of Credit Fees	For Commitment Fee
Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
1	< 4.0 to 1.0	3.50%	2.50%	3.50%	0.50%
2	> 4.0 to 1.0 but < 4.5 to 1.0	3.75%	2.75%	3.75%	0.50%
3	> 4.5 to 1.0 but < 5.5 to 1.0	4.00%	3.00%	4.00%	0.50%
4	> 5.5 to 1.0	4.25%	3.25%	4.25%	0.625%

Any increase or decrease in the Applicable Rate for Revolving Loans, Letter of Credit Fees or the Commitment Fee resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 7.02(b), then Pricing Level 4 shall apply during the period commencing on the first Business Day after the date on which such Compliance Certificate was required to have been delivered and ending on the date on which delivered. Notwithstanding the foregoing, the Applicable Rate in effect from the Closing Date through the date on which the Borrower is required to deliver the required financial statements and Compliance Certificate for the fiscal quarter ending on or about March 31, 2013 shall be the Applicable Rate determined based upon Pricing Level 4. Notwithstanding anything to the contrary in this definition, the determination of the Applicable Rate shall be subject to the provisions of Section 2.10(b).

“Application Period” means, in respect of the Net Cash Proceeds of any Disposition and/or any Involuntary Disposition, the period of 360 days (or such earlier date as provided for reinvestment of the proceeds thereof under any of the Senior Note Indentures and/or the documents evidencing or governing any Subordinated Indebtedness) following receipt of such Net Cash Proceeds by any Consolidated Party.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, RBS Securities Inc., UBS Securities LLC and PNC Capital Markets LLC, acting in their capacities as joint lead arrangers and joint book managers, and “Arranger” means any of them.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Attributed Principal Amount” means, on any day, with respect to any Permitted Receivables Financing, the aggregate principal, stated or invested amount of (a) outstanding loans made by Receivables Financiers to the relevant Receivables Financing SPC under such Permitted Receivables Financing or (b) notes, bonds or other debt instruments, beneficial interests in a trust, undivided ownership interests in receivables or other securities issued for cash consideration by the relevant Receivables Financing SPC to Receivables Financiers, in each case the proceeds of which are used to finance, in whole or in part, the purchase by such Receivables Financing SPC of Transferred Assets in such Permitted Receivables Financing.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Commitments, the period from the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Borrower” has the meaning specified in the heading hereof.

“Borrower Cash Collateral” means Cash Collateral provided by the Borrower or another Loan Party to secure the L/C Obligations and Obligations in respect of Swingline Loans, including Cash Collateral so provided in respect of Fronting Exposure attributable to a Defaulting Lender.

“Borrower Materials” has the meaning specified in the final paragraph of Section 7.02.

“Borrowing” means a Committed Borrowing or a Swingline Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent's Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Businesses” means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.

“Calculation Date” means the date of the applicable Specified Transaction which gives rise to the requirement to calculate the financial covenants set forth in Section 8.11(a)‑(d) on a Pro Forma Basis.

“Calculation Period” means, in respect of any Calculation Date, the period of four fiscal quarters of the Borrower ended as of the last day of the most recent fiscal quarter of the Borrower preceding such Calculation Date for which the Administrative Agent shall have received the Required Financial Information.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or, solely in the case of pledges or deposits made by Lenders, obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500,000,000 (or its foreign currency equivalent at the time) or (iii) any bank whose short‑term commercial paper rating from S&P is at least A‑1 or the equivalent thereof or from Moody's is at least P‑1 or the equivalent thereof (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the Administrative Agent (any such bank being an “Approved Bank”)), in each case with maturities of not more than one year from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A‑2 (or the equivalent thereof) or better by S&P, or P‑2 (or the equivalent thereof) or better by Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the Administrative Agent) and maturing within one year of the date of acquisition, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with (x) any bank meeting the qualifications specified in clause (b) above or (y) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York, (e) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof; provided that, at the time of acquisition, the long-term debt of such state, political subdivision or public instrumentality has a rating of A (or higher) from S&P, or A‑2 (or higher) from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the Administrative Agent), (f) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500,000,000 (or its foreign currency equivalent at the time), (g) deposits available for withdrawal on demand and money market deposit accounts with a commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or a commercial bank organized under the laws of any other country that is a member of the OECD having total assets in excess of $500,000,000 (or its foreign currency equivalent at the time) and (h) Investments, classified in accordance with GAAP as current assets, in money market funds which comply with the criteria set forth in Securities and Exchange Commission Rule 2a‑7 under the Investment Company Act of 1940, as amended, the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (g).

“CBET” means Cincinnati Bell Extended Territories LLC, an Ohio limited liability company and a Wholly Owned Subsidiary of CBT.

“CBT” means Cincinnati Bell Telephone Company LLC, an Ohio limited liability company and a Wholly Owned Subsidiary of the Borrower.

“CBT 1993 Indenture” means the Indenture, dated as of October 27, 1993, among CBT, as issuer, the Borrower, as guarantor, and the Bank of New York, as trustee.

“CBT 1998 Indenture” means the Indenture, dated as of November 30, 1998, among CBT, as issuer, the Borrower, as guarantor, and the Bank of New York, as trustee.

“CBT Indentures” means a collective reference to the CBT 1993 Indenture and the CBT 1998 Indenture, and “CBT Indenture” means either of them.

“CBT Notes” means a collective reference to (a) the medium term notes issued by CBT pursuant to the CBT 1993 Indenture and (b) CBT's 6.30% Debentures issued pursuant to the CBT 1998 Indenture.

“CBTS” means Cincinnati Bell Technology Services Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

“CBTS Disposition” means (a) any Disposition of all or any portion of the Capital Stock of CBTS or any of its Subsidiaries (other than the CyrusOne Subsidiaries) held by the Consolidated Parties and/or all or any portion of the Property of CBTS or any of its Subsidiaries (other than the Capital Stock or Property of the CyrusOne Subsidiaries).

“CBSS” means Cincinnati Bell Shared Services LLC, an Ohio limited liability company and a Wholly Owned Subsidiary of the Borrower.

“CBT Subsidiaries” means a collective reference to Cincinnati Bell Telecommunication Services LLC, CBET and each other direct or indirect Subsidiary of CBT, and “CBT Subsidiary” means any of them.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully‑diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)    during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)    there shall occur a “Change of Control” (or any comparable term) under, and as defined in, any Senior Note Indenture, either CBT Indenture, the 2010 Junior Note Indenture and/or the documents evidencing or governing any other Subordinated Indebtedness.

“Channel Financing Facility” means an equipment and inventory financing credit facility, pursuant to which the applicable lender thereunder will make available a revolving credit facility the proceeds of which will be used to fund the purchase from certain designated vendors of Property in the form of (a) equipment (and related services) and (b) inventory, including for resale to customers and which credit facility will be secured by a Lien in favor of the applicable lender solely on the Property acquired with such credit facility and the proceeds thereof.

“Closing Date” means November 20, 2012.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Collateral Agent (for the ratable benefit of the Lenders) are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Collateral Documents, together with any successors or assigns.

“Collateral Documents” means a collective reference to the Security Agreements and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Sections 7.12 and 7.13.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means each Revolving Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, for any period, for the Consolidated Parties on a consolidated basis, all capital expenditures made during such period, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include (a) Eligible Reinvestments made with proceeds of any (i) Involuntary Disposition, (ii) Disposition of like-kind Property or (iii) Disposition by a Consolidated Party consisting of the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party's business, or (b) Acquisitions.

“Consolidated Cash on Hand” means, as of the last day of any fiscal quarter of the Consolidated Parties, the sum of the amount of cash and Cash Equivalents of the Consolidated Parties on a consolidated basis as set forth on the consolidated balance sheet of the Consolidated Parties as of such date (it being understood that such amount shall exclude in any event any cash and Cash Equivalents identified on such balance sheet as “restricted” (other than cash or Cash Equivalents restricted in favor of the Administrative Agent or the other holders of the Secured Obligations (as defined in the Security Agreements)) or otherwise subject to a security interest in favor of any other Person (other than security interests under the Collateral Documents, if applicable)).

“Consolidated EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, without duplication (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries, (iii) depreciation and amortization expense, (iv) the amount of any call premium, tender premium or other similar expense and other fees and expenses paid or to be paid by the Borrower in connection with the refinancing, repayment, repurchase or extinguishment of any Indebtedness of the Borrower, (v) non-recurring cash expenses during such period in connection with the Transactions, the CyrusOne Reorganization, the CyrusOne IPO, dispositions of the Capital Stock of CyrusOne and CyrusOne LP, any Wireless Disposition and any CBTS Disposition, (vi) expenses during such period (A) in connection with the TSS Plans and (B) in connection with a discretionary bonus payment to the chief executive officer of the Borrower on the Closing Date authorized by the Board of Directors of the Borrower and related to the CyrusOne IPO or certain Dispositions of Capital Stock or assets and businesses of CyrusOne and/or CyrusOne LP, in an aggregate amount for all such amounts added back pursuant to this clause (vi) for all periods ending after the Closing Date not to exceed $120,000,000, (vii) for any four fiscal quarter period that includes a fiscal quarter ending on or prior to March 31, 2013, $7,000,000 for each such fiscal quarter (as pro forma CyrusOne dividend adjustments for each such fiscal quarter) and (viii) other noncash items, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income and (iii) all cash expenditures made during such period in respect of any non-cash item that was added back pursuant to clause (a)(viii) to Consolidated Net Income in the calculation of Consolidated EBITDA for any prior period. Notwithstanding anything to the contrary herein, it is hereby acknowledged and agreed by the Borrower and the Lenders that for all purposes of this Agreement, Consolidated EBITDA (including in respect of periods any portion of which occurs before the Closing Date) will be calculated (a) by deducting regular pension and post-retirement benefits expense in accordance with GAAP and not deducting cash contributions to pension and post-retirement benefits plans and (b) without giving effect to any one-time purchase accounting adjustments.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Consolidated Parties on a consolidated basis, without duplication, the sum of (a) the principal portion of all obligations for borrowed money, (b) the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by the Consolidated Parties (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) the principal portion of all obligations issued or assumed as the deferred purchase price of Property or services purchased by the Consolidated Parties (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of the Consolidated Parties, (e) the Attributable Indebtedness with respect to Capital Leases and Synthetic Lease Obligations, (f) all direct and contingent reimbursement obligations in respect of financial letters of credit, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit), (g) the principal component or liquidation preference of all preferred Capital Stock issued by such Person and which by the terms thereof could at any time prior to the Maturity Date (other than pursuant to a change of control provision that is defined no more broadly than the definition of “Change of Control” set forth in Section 1.01) be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (h) the outstanding Attributed Principal Amount under any Permitted Receivables Financing (all such Indebtedness of the types described in the forgoing clauses (a) through (h), as to any Person, “Funded Indebtedness”), (i) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Consolidated Parties, whether or not the obligations secured thereby have been assumed, (j) all Guarantees with respect to Funded Indebtedness of another Person and (k) the Funded Indebtedness of any partnership or unincorporated joint venture in which a Consolidated Party is a general partner or a joint venturer to the extent such Indebtedness is recourse to a Consolidated Party. Notwithstanding anything to the contrary, “Consolidated Funded Indebtedness” will exclude any Indebtedness (“Refinanced Indebtedness”) outstanding on the last day of a fiscal quarter (or any other determination date) which is to be refinanced pursuant to a refinancing permitted under this Agreement with the proceeds (the “Refinancing Proceeds”) of previously incurred refinancing Indebtedness that is included in Consolidated Funded Indebtedness on such date; provided that (1) an irrevocable notice of redemption of such Refinanced Indebtedness has been given on or prior to such date and (2) Consolidated Funded Indebtedness will be increased by the amount of other Indebtedness temporarily repaid, as of such date, with such Refinancing Proceeds pending their use to fund such redemption of the Refinanced Indebtedness.

“Consolidated Interest Charges” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) all interest expenses of the Consolidated Parties in connection with borrowed money (excluding all Indebtedness and payment obligations referred to in clause (f) of the definition of Indebtedness herein, and including capitalized interest, the interest component under Capital Leases and the implied interest component of Permitted Receivables Financings and Synthetic Lease Obligations) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) cash dividends paid in respect of Permitted Preferred Stock and Other Permitted Equity, but excluding in each case for purposes of clauses (a), (b) and (c) above, (i) any amortization of original issue discount, (ii) the interest portion of any deferred payment obligation, (iii) any other interest not payable in cash, (iv) any financing fees or other charges or expenses, or the amortization thereof, incurred in connection with the issuance of any Indebtedness or preferred Capital Stock or the obtaining of any amendment, waiver or other modification in respect of any Indebtedness or preferred Capital Stock, (v) to the extent included in “interest expense” in accordance with GAAP, any penalties paid or payable in connection with the prepayment of any Indebtedness and (vi) all non‑cash interest expense due to the initial recording of any expense item in respect of an obligation classified as a debt obligation under FASB Interpretation No. 45 and all subsequent non‑cash adjustments to such amount; provided, however, that Consolidated Interest Charges for the four fiscal quarter period ending December 31, 2012 shall be calculated as Consolidated Interest Charges for the fiscal quarter ending December 31, 2012 on a pro forma basis after giving effect to the Transactions and excluding the CyrusOne Subsidiaries multiplied by 4; Consolidated Interest Charges for the four fiscal quarter period ending March 31, 2013 shall be calculated as Consolidated Interest Charges for the fiscal quarter period ending March 31, 2013 multiplied by 4; Consolidated Interest Charges for the four fiscal quarter period ending June 30, 2013 shall be calculated as Consolidated Interest Charges for the two fiscal quarter period ending June 30, 2013 multiplied by 2; Consolidated Interest Charges for the four fiscal quarter period ending September 30, 2013 shall be calculated as Consolidated Interest Charges for the three fiscal quarter period ending September 30, 2013 multiplied by 1.33. For purposes of the foregoing, interest shall be determined after giving effect to any net payments made or received by the Borrower and its Subsidiaries with respect to Swap Contracts on a consolidated basis for any period.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio, for the four fiscal quarter period ending on such date, of (a) Consolidated EBITDA to (b) Consolidated Interest Charges.

“Consolidated Net Income” means, for any period, for the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items and any income or losses resulting from the equity method of accounting for Investments in the CyrusOne Subsidiaries, but including cash dividends and distributions received by a Consolidated Party from CyrusOne or any other CyrusOne Subsidiary) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP.

“Consolidated Net Working Capital” means, as of any date, for the Consolidated Parties on a consolidated basis, (a) the assets of the Consolidated Parties that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Consolidated Parties as current assets at such date (excluding cash and Cash Equivalents) minus (b) the liabilities of the Consolidated Parties that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Consolidated Parties as current liabilities at such date (excluding current liabilities in respect of Consolidated Funded Indebtedness). Consolidated Net Working Capital at any date may be a positive or negative number.

“Consolidated Parties” means, collectively, the Borrower and the Subsidiaries of the Borrower, and “Consolidated Party” means any one of them; provided that (a) except as otherwise specifically provided herein, Consolidated Parties shall not include any of the CyrusOne Subsidiaries and (b) when used in referring to financial statements to be delivered pursuant to this Agreement with respect to any period or as of the end of any period (or any Compliance Certificate covering such period and delivered pursuant to this Agreement), the term Consolidated Parties shall not include any Subsidiaries of the Borrower that would not be required by GAAP to be consolidated with the Borrower for purposes of such financial statements.

“Consolidated Senior Secured Indebtedness” means, as of any date of determination, for the Consolidated Parties on a consolidated basis, without duplication, the sum of the following: (a) the principal portion of the Obligations under the Loan Documents, (b) the principal portion of Consolidated Funded Indebtedness that is not expressly subordinated to the Obligations under the Loan Documents and Secured Hedge Agreements and is secured by any collateral (including, without limitation, the Attributed Principal Amount under any Permitted Receivables Financing), (c) the principal portion of Consolidated Funded Indebtedness which is recourse to any Excluded Subsidiary or to any Property of any Excluded Subsidiary, but excluding any Indebtedness owed to any Consolidated Party and (d) to the extent then due and payable, the Swap Termination Value under Secured Hedge Agreements to which the Borrower or any Subsidiary is a party.

“Consolidated Senior Secured Leverage Ratio” means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date minus, so long as no Revolving Loans are outstanding on such date, the lesser of (i) Consolidated Cash on Hand in excess of $5,000,000 as of such date and (ii) $100,000,000, to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date.

“Consolidated Total Assets” means, as of the last day of any fiscal year of the Consolidated Parties for the Consolidated Parties on a consolidated basis, total assets as determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of any fiscal quarter of the Consolidated Parties, the ratio of (a) Consolidated Funded Indebtedness as of such date, minus, so long as no Revolving Loans are outstanding on such date, the lesser of (i) Consolidated Cash on Hand in excess of $5,000,000 as of such date and (ii) $100,000,000, to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other consensual undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“CyrusOne” means CyrusOne Inc., a Maryland corporation.

“CyrusOne Financing” means certain third party financing arrangements to be entered into by CyrusOne and its Subsidiaries on or soon after the Closing Date.

“CyrusOne Intercompany Debt” means certain indebtedness owed by the CyrusOne Subsidiaries to the Borrower as of the Closing Date in an aggregate principal amount of approximately $475,000,000.

“CyrusOne IPO” means the initial public offering of the Capital Stock of CyrusOne that is expected to occur after the Closing Date.

“CyrusOne LP” means CyrusOne LP, a Maryland limited partnership.

“CyrusOne Reorganization” means the organization of CyrusOne as a real estate investment trust within the meaning of Section 856 of the Code, the organization and formation of the other CyrusOne Subsidiaries, the related transfer of data center assets and operations of the Consolidated Parties to the CyrusOne Subsidiaries and the entry into various transfer, transitional service and other agreements in connection therewith.

“CyrusOne Subsidiaries” means, collectively, CyrusOne and each of its direct and indirect Subsidiaries, including, without limitation, CyrusOne LP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deconsolidation Date” means the date on which the CyrusOne Subsidiaries would no longer be required to be consolidated in consolidated financial statements of the Borrower and the Subsidiaries prepared in accordance with GAAP.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of a stated grace period, or both, would be an Event of Default. It is understood and agreed that the institution of any proceeding under any Debtor Relief Law relating to any Consolidated Party (other than an Immaterial Subsidiary) or to all or any material part of its Property without the consent of such Person shall constitute an immediate Default that with the passage of the 60‑calendar day period referred to in Section 9.01(g) would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the

Administrative Agent, the L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swingline Lender and each other Lender promptly following such determination.

“Discretionary L/C Issuer” has the meaning specified in Section 2.03(b)(v).

“Disposition” or “Dispose” means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise; provided, however, that the term “Disposition” shall be deemed to exclude any Equity Issuance.

“Disposition Prepayment Event” means, with respect to (a) any Disposition other than an Excluded Disposition or a Disposition of Capital Stock of CyrusOne or CyrusOne LP, the failure of the Loan Parties to apply (or cause to be applied) the Net Cash Proceeds of such Disposition to Eligible Reinvestments during the Application Period, if any, for such Disposition and (b) a Disposition of Capital Stock of CyrusOne or CyrusOne LP, the date on which the Borrower or a Subsidiary receives the Net Cash Proceeds of such Disposition; provided that (i) with respect to any Disposition of Capital Stock of CyrusOne or CyrusOne LP, no Disposition Prepayment Event shall be deemed to have occurred hereunder until the aggregate Net Cash Proceeds received with respect to all such Dispositions of such Capital Stock consummated after the Closing Date exceeds $25,000,000 in the aggregate, and then only to the extent of such excess, and (ii) with respect to any other Disposition, no Disposition Prepayment Event shall be deemed to have occurred hereunder during any fiscal year until the aggregate Net Cash Proceeds received with respect to all such Dispositions (other than Excluded Dispositions) consummated during such fiscal year exceeds $25,000,000 in the aggregate, and then only to the extent of such excess.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Reinvestment” means (a) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (b) any Permitted Acquisition.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, agreements or other legally-binding governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous materials, substances or wastes into the environment, including those related to hazardous materials, substances or wastes, air emissions and discharges of hazardous materials, substances or wastes to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means any of the following events that the Borrower knows or could reasonably be expected to know occurred: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan or Multiemployer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by the Borrower or any ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means

(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or, if the British Bankers Association is no longer making a LIBOR rate available, the LIBOR Rate of any successor Person to the British Banking Association that calculates and disseminates LIBOR interest rates (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR at approximately 11:00 a.m., London time, two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing on that date, or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Disposition” means, with respect to any Consolidated Party, any Disposition consisting of (a) the sale, lease, license, transfer or other disposition of Property in the ordinary course of such Consolidated Party's business, (b) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party's business, (c) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Loan Party, (d) if such Consolidated Party is an Excluded Subsidiary (other than CBT or any CBT Subsidiary), any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any other Excluded Subsidiary, (e) any sale, lease, license, transfer or other disposition of Property by CBT to a CBT Subsidiary, by a CBT Subsidiary to CBT, or among CBT Subsidiaries, (f) the sale, lease, transfer or other disposition of equipment that, in the aggregate for all such equipment during any fiscal year, has a fair market value or book value, which ever is greater, of not more than $1,000,000, (g) any Involuntary Disposition by such Consolidated Party, (h) any Disposition by such Consolidated Party constituting a Permitted Investment, (i) any Disposition of Transferred Assets by such Consolidated Party in connection with a Permitted Receivables Financing, (j) the sale or discount without recourse of delinquent accounts receivable or notes receivable for collection purposes, or the conversion or exchange of delinquent accounts receivable into or for notes receivable in connection with the compromise or collection thereof, each in the ordinary course of business and not intended to constitute a financing arrangement, (k) the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of the applicable Consolidated Party, (l) any sale or granting of any interest in conduits, fibers, dark fiber or an indefeasible right to use dark fiber or fiber capacity, (m) subleases of real Property and licenses of Intellectual Property, in each case entered into in the ordinary course of business and not intended to constitute a financing arrangement, (n) any exchange of assets to the extent qualifying for like kind treatment under Section 1031 of the Code, (o) Dispositions effected on the Closing Date to accomplish the CyrusOne Reorganization and (p) any non-cash exchange of the Capital Stock of CyrusOne LP for the Capital Stock of CyrusOne.

“Excluded Subsidiaries” means, subject to Section 7.12, (a) CBT, CBET and CBSS, (b) the Mutual Subsidiaries, (c) each Receivables Financings SPC, (d) each Foreign Subsidiary, (e) any Subsidiary that is a CFC, (f) each Subsidiary that is a Pass-Through Foreign Holdco, (g) any Subsidiary of a Foreign Subsidiary or Pass-Through Foreign Holdco, (h) each Subsidiary created or acquired after the Closing Date as a Joint Venture, or that becomes a Joint Venture as a result of a permitted Disposition, and (i) each Subsidiary created or acquired after the Closing Date in respect of which (A) the Borrower shall have advised the Administrative Agent that it would be a violation of applicable Law for such Subsidiary to become a Loan Party or (B) the Administrative Agent shall have determined that the contractual, operational, expense, tax or regulatory consequences or difficulty of causing such Subsidiary to become a Guarantor would not, in light of the benefits to accrue to the Lenders, justify such Subsidiary becoming a Loan Party, and “Excluded Subsidiary” means any one of them.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 11, 2010 (as amended and/or amended and restated prior to the Closing Date), among the Borrower, as the borrower thereunder, the guarantors from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent for the lenders, and the various other agents and arrangers party thereto.

“Existing Letters of Credit” means the letters of credit described on Schedule 1.01A.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b) of the Code.

“FCC” means the Federal Communications Commission or any successor commission or agency of the United States of America having jurisdiction over the federal telecommunications licensing of any Consolidated Party.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Consolidated Party that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender's Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender's Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully Cash Collateralized, (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the applicable L/C Issuer(s) or (iv) continued under a credit facility that in part or in whole replaces or refinances this Agreement or otherwise treated in a manner satisfactory to the applicable L/C Issuer(s), in either case, pursuant to an arrangement resulting in the simultaneous termination (in a manner satisfactory to the Administrative Agent, in its sole discretion) of the participations of the Lenders under this Agreement in such Letters of Credit, and (d) the Commitments shall have expired or been terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” has the meaning assigned to such term in the definition of Consolidated Funded Indebtedness in Section 1.01.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time.

“Governmental Approval” means, with respect to any Person, any license, permit, or certificate of public convenience and necessity issued to such Person by the FCC, any State PUC or any other Governmental Authority in connection with the operation of the Businesses.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the primary purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion or limited amount thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to the Subsidiaries of the Borrower identified as “Guarantors” on the signature pages hereto, and each other Person that subsequently becomes a Guarantor by executing a Joinder Agreement as contemplated by Section 7.12, and “Guarantor” means any one of them. A list of the Guarantors as of the Closing Date is set forth on Schedule 1.01B.

“Guaranty” means the Guarantee made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary in respect of which (a) the portion of Consolidated Total Assets (determined as of the last day of the most recent fiscal year of the Borrower with respect to which the Administrative Agent has received the Required Financial Information) attributable thereto (on an unconsolidated basis) is less than 5% of Consolidated Total Assets as of such date or (b) the portion of Consolidated EBITDA (determined as of the last day of the most recent fiscal year of the Borrower with respect to which the Administrative Agent has received the Required Financial Information for the fiscal year ending on such date) attributable thereto (on an unconsolidated basis) is less than 5% of Consolidated EBITDA for such fiscal year; provided, however, the occurrence of any event or condition of the types referred in any of subsections (g), (h), (i) or (k) of Section 9.01 with respect to more than three Immaterial Subsidiaries concurrently shall (subject to any applicable grace period) constitute an Event of Default notwithstanding any other provision to the contrary set forth in this Agreement if the portion of Consolidated Total Assets (determined as provided above) attributable to all of such Immaterial Subsidiaries taken together would constitute more than 15% of Consolidated Total Assets as of the applicable date or if the portion of Consolidated EBITDA (determined as provided above) attributable to all of such Immaterial Subsidiaries taken together would constitute more than 15% of Consolidated EBITDA for the applicable fiscal year.

“Incremental Facilities” and “Incremental Facility” shall each have the meaning specified in Section 11.01(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (f) all net obligations of such Person under Swap Contracts, (g) all direct and contingent reimbursement obligations in respect of financial letters of credit, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit), (h) the principal component or liquidation preference of all preferred Capital Stock issued by such Person and which by the terms thereof could at any time prior to the Maturity Date (other than pursuant to a change of control provision that is defined no more broadly that the definition of “Change of Control” set forth in Section 1.01) be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration, (i) the outstanding Attributed Principal Amount under any Permitted Receivables Financing, (j) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (k) all Guarantees of such Person with respect to Indebtedness of another Person and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property” has the meaning specified in Section 6.17.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is 12 months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“Investment” in any Person means (a) any Acquisition of such Person or its Property, (b) any other acquisition of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (c) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (d) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee incurred for the benefit of such Person, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof or are purchases of other Property shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the fair market value of such Property) actually contributed or paid (including cash and non‑cash consideration and any assumption of Indebtedness) to purchase such Capital Stock or other Property as of the date of such contribution or payment less the amount of all returns of capital in respect of such Investment (including, without limitation, pursuant to the Disposition or liquidation of all or part of such Investment) through and including the date of determination. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees. An exchange of assets will be deemed not to constitute an “Investment” to the extent qualifying for like kind treatment under Section 1031 of the Code.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

“Involuntary Disposition Prepayment Event” means, with respect to any Involuntary Disposition, the failure of the Loan Parties to apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Involuntary Disposition, if any, to make Eligible Reinvestments (including but not limited to the repair or replacement of the Property affected by such Involuntary Disposition) during the Application Period for such Involuntary Disposition; provided that no Involuntary Disposition Prepayment Event shall be deemed to have occurred hereunder during any fiscal year until the aggregate Net Cash Proceeds received with respect to all Involuntary Dispositions occurring during such fiscal year exceeds $25,000,000 in the aggregate, and then only to the extent of such excess.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor the applicable L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.12.

“Joint Venture” means any corporation, limited liability company, trust, joint venture, company or partnership which is not a Subsidiary as of the Closing Date and in respect of which (a) any of the Consolidated Parties makes (or is deemed to make pursuant to the last paragraph of Section 8.02) an Investment after the Closing Date that results in one or more Consolidated Parties holding no more than 90% and no less than 10% of the Capital Stock of such Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when such drawing is made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of Bank of America and PNC, each in its capacity as an issuer of Letters of Credit hereunder, any Discretionary L/C Issuer, or any successor to Bank of America, PNC or any Discretionary L/C Issuer that becomes an issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For the purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Cash Collateral” means Cash Collateral provided by a Defaulting Lender to secure such Lender's obligations to fund its participation in respect of L/C Obligations or Obligations in respect of Swingline Loans.

“Lenders” means a collective reference to the Persons identified as “Lenders” on the signature pages hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.06 or pursuant to an amendment in accordance with the terms of Section 11.01(b), together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with the terms of Section 11.06 or Section 11.13 or an amendment of this agreement in accordance with the terms of Section 11.01, and “Lender” means any one of them, and, as the context requires, includes the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Expiration Date” means the day that is 7 days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan and/or a Swingline Loan, as the context may require. The term “Loan” also shall mean, as appropriate, any portion of the Revolving Loans bearing interest at the same rate of interest and having an Interest Period which begins and ends on the same date.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, the Collateral Documents, the Fee Letter and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of the Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and “Loan Party” means any one of them.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material adverse impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Loan Documents; or (c) a material adverse effect upon the rights or remedies, taken as a whole, of the Administrative Agent or the Lenders under the Loan Documents; provided, however, that the CyrusOne Reorganization and the Transactions shall not in any event be deemed to constitute a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract or other arrangement to which such Person is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means July 15, 2017.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody's” means Moody's Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 3(37) and 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Mutual Subsidiaries” means, collectively, CBMSM Inc. and any of its direct and indirect Subsidiaries.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Disposition or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) Taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Disposition or Involuntary Disposition.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Pledged Subsidiaries” means, subject to Section 7.12, (a) the Mutual Subsidiaries, (b) the CBT Subsidiaries, (c) each Subsidiary of an Excluded Subsidiary created or acquired by such Excluded Subsidiary after the Closing Date, (d) each Receivables Financing SPC, (e) each Subsidiary created or acquired after the Closing Date as a Joint Venture, or that becomes a Joint Venture as a result of a permitted Disposition, and (f) each other Subsidiary created or acquired after the Closing Date in respect of which (i) the Borrower shall have advised the Administrative Agent that it would be a violation of applicable Law for the Capital Stock of such Subsidiary to be pledged or (ii) the Administrative Agent shall have determined that the contractual, operational, expense, tax or regulatory consequences or difficulty of the Capital Stock of such Subsidiary being pledged would not, in light of the benefits to accrue to the Lenders, justify such pledge, and “Non‑Pledged Subsidiary” means any one of them.

“Non-Shared Collateral Security Agreement” means the Non-Shared Collateral Security and Pledge Agreement, dated as of the Closing Date, among the Loan Parties signatories thereto and the Collateral Agent.

“Note” or “Notes” means the Revolving Notes and/or the Swingline Note, individually or collectively, as appropriate.

“Note Redemption” means the redemption, repurchase or other retirement by the Borrower and its Subsidiaries of all or a portion of the 2005 Senior Notes and all or a portion of certain other outstanding Senior Notes and other senior indebtedness to occur on or after the Closing Date and to be effected with Net Cash Proceeds received by the Borrower following the repayment of the CyrusOne Intercompany Debt.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under (a) any Loan Document with respect to any Loan or Letter of Credit, (b) any Secured Hedge Agreement, and (c) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender, in each case whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses, costs and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OECD” shall mean the Organisation for Economic Co-operation and Development and its successors.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Commitments” has the meaning specified in Section 2.06(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Equity” means any Capital Stock of the Borrower other than common stock that (a) is a security that is not guaranteed or secured and ranks junior in right of payment to the Obligations, the Senior Notes, the 2010 Junior Notes and any Subordinated Indebtedness in all respects, (b) has a term extending to at least December 31, 2017 and is not mandatorily redeemable or putable prior to such date (other than pursuant to a “change of control” that is defined no more broadly than the definition of “Change of Control” set forth in Section 1.01), and (c)  if convertible or exchangeable, is convertible or exchangeable into the common stock of the Borrower or other Capital Stock of the Borrower satisfying the conditions of clauses (a) and (b) of this definition.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans or Swingline Loans as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Pass-Through Foreign Holdco” means any Domestic Subsidiary the sole assets of which are Capital Stock in one or more CFCs or Pass-Through Foreign Holdcos.

“PBGC” means the United States Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition by the Borrower or any Subsidiary of the Borrower permitted pursuant to the terms of Section 8.02(h).

“Permitted Investments” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Preferred Stock” means the 6¾% Cumulative Convertible Preferred Stock of the Borrower.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) Transferred Assets (a) to any Receivables Financier, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Transferred Assets or interests in such Transferred Assets, or (b) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Transferred Assets, or interests therein, e.g., a sale, conveyance or other transfer to a Receivables Financing SPC followed by a pledge of the Transferred Assets to secure Indebtedness incurred by the Receivables Financing SPC, and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Transferred Assets and/or revolving transactions in which new Transferred Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Transferred Assets, or interests therein; provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing SPC) or the Borrower (as applicable) only in respect of the cash flows in respect of such Transferred Assets and to the extent of other customary securitization undertakings in the United States; and provided further that the aggregate Attributed Principal Amount for all Permitted Receivables Financings at any time outstanding shall not exceed $120,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 7.02.

“PNC” means PNC Bank, National Association and its successors.

“Prepayable Indebtedness” means, on any date, Indebtedness of the Borrower or any Subsidiary that is on such date eligible for voluntary prepayment or redemption at a fixed price (i.e., at par or par plus a stated fixed premium), without other premiums or penalties, under the terms of the documentation governing such Indebtedness (it being understood that Indebtedness that is prepayable or redeemable only upon payment of a make whole amount or discounted amount reflecting the value future interest streams will not constitute Prepayable Indebtedness).

“Pro Forma Basis” means, in connection with the calculation as of the applicable Calculation Date (utilizing the principles set forth in Section 1.03(c)) of the financial covenants set forth in Section 8.11(a)‑(d) in respect of a proposed transaction (a “Specified Transaction”) as of the date on which such Specified Transaction is to be effected, the making of such calculation after giving effect on a pro forma basis to:

(a)    the consummation of such Specified Transaction as of the first day of the applicable Calculation Period;

(b)    the assumption, incurrence or issuance of any Indebtedness by any of the Consolidated Parties (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the rate which is or would be in effect with respect to such Indebtedness as of the applicable Calculation Date);

(c)    the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction) by any of the Consolidated Parties (including any Person which became a Subsidiary pursuant to or in connection with such Specified Transaction) in connection with such Specified Transaction, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period;

(d)    other than in connection with such Specified Transaction, any assumption, incurrence or issuance of any Indebtedness (other than Indebtedness in an aggregate amount not to exceed $10,000,000 which may be disregarded for purposes of this paragraph (d)) by any of the Consolidated Parties after the first day of the applicable Calculation Period, as if such Indebtedness had been assumed, incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period (with any such Indebtedness bearing interest at a floating rate being deemed to have an implied rate of interest for the applicable period equal to the weighted average of the interest rates actually in effect with respect to such Indebtedness during the portion of such period that such Indebtedness was outstanding); and

(e)    other than in connection with such Specified Transaction, the permanent repayment, retirement or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a permanent commitment reduction and other than other Indebtedness in an aggregate amount not to exceed $10,000,000 which may be disregarded for purposes of this paragraph (e)) by any of the Consolidated Parties after the first day of the applicable Calculation Period, as if such Indebtedness had been repaid, retired or redeemed on the first day of such Calculation Period.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in connection with a Specified Transaction, such certificate to contain reasonably detailed calculations satisfactory to the Administrative Agent, upon giving effect to the applicable Specified Transaction on a Pro Forma Basis, of the financial covenants set forth in Section 8.11(a)‑(d) for the applicable Calculation Period.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lenders” has the meaning specified in Section 7.02.

“Real Properties” means, at any time, a collective reference to each of the facilities and real Properties owned, leased or operated by the Consolidated Parties at such time.

“Receivables Financier” means any Person that is not the Borrower or any Subsidiary or Affiliate of the Borrower (other than a Receivables Financing SPC).

“Receivables Financing SPC” shall mean, in respect of any Permitted Receivables Financing, any Subsidiary or Affiliate of the Borrower to which any Consolidated Party sells, contributes or otherwise conveys any Transferred Assets in connection with such Permitted Receivables Financing.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease, as reasonably determined by the Borrower at the time such lease is entered into.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Financial Information” means, with respect to each fiscal period or quarter of the Borrower, (a) the financial statements required to be delivered pursuant to subsection (a) or (b) of Section 7.01 for such fiscal period or quarter, and (b) the certificate of a Responsible Officer of the Borrower required by Section 7.02(b) to be delivered with the financial statements described in clause (a) above.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of (a) the unfunded Commitments (and participations therein) and the outstanding Loans, L/C Obligations and participations therein or (b) if the Commitments have been terminated, the outstanding Loans, L/C Obligations and participations therein (subject in each case to Section 11.01(c) hereof); provided that whenever there are one or more Defaulting Lenders, the Loans and unused Commitments of each such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modifications pursuant to Section 11.01 (subject in each case to Section 11.01(c) hereof)).

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of a Loan Party (or the equivalent of any of the foregoing), and, solely for the purpose of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, with respect to any Person, (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding; provided that no such dividend, distribution, redemption, retirement, acquisition or other payment shall constitute a “Restricted Payment” to the extent made solely with the Capital Stock of such Person.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Lender” means a Lender with a Revolving Commitment or that holds a Revolving Loan, Swingline Loan or L/C Obligation or has any participation pursuant to Section 2.03 or 2.04 in any L/C Obligation or Swingline Loan.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor's Ratings Services, a division of The McGraw‑Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease, a Capital Lease or a lease otherwise accounted for as indebtedness, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party and (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been substantially contemporaneously sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract of a Loan Party that (a) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (b) is entered into after the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Contract is entered into.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes‑Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreements” means a collective reference to the Non-Shared Collateral Security Agreement and the Shared Collateral Security Agreement.

“Senior Note Documents” means a collective reference to the 1993 Senior Note Documents, the 2005 Senior Note Documents and the 2009 Senior Note Documents.

“Senior Note Indentures” means a collective reference to the 1993 Senior Note Indenture, the 2005 Senior Note Indenture and the 2009 Senior Note Indenture, and “Senior Note Indenture” means any one of them.

“Senior Notes” means a collective reference to the 1993 Senior Notes, the 2005 Senior Notes and the 2009 Senior Notes.

“Shared Collateral Security Agreement” means the Shared Collateral Security and Pledge Agreement, dated as of the Closing Date, among the Borrower and the Collateral Agent.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” has the meaning specified in Section 5.01(e).

“Specified Transaction” shall have the meaning assigned to such term in the definition of “Pro Forma Basis” set forth in this Section 1.01.

“Spectrum Assets” means any spectrum license granted by the FCC.

“State PUC” means any state Governmental Authority having utility or communications regulatory authority over any Consolidated Party, or any applicable successor agency.

“Subordinated Indebtedness” means, collectively, (a) Indebtedness arising under the 2010 Junior Note Indenture and the 2010 Junior Notes, and (b) any other Indebtedness of any of the Consolidated Parties which by its terms is subordinated in right of payment to the Obligations on terms, taken as a whole, no less favorable to the Lenders in any material respect than those set forth in the 2010 Junior Note Indenture, as in effect on the Closing Date.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower (but shall not include CyrusOne or any of the other CyrusOne Subsidiaries). For the avoidance of doubt, (i) “Subsidiary” shall not include any employee benefit plan or any trust related to such plan, (ii) none of the CyrusOne Subsidiaries shall constitute a “Subsidiary” of the Borrower for any purpose under this Agreement or shall be subject to any of representations and warranties, affirmative or negative covenants or Event of Default provisions of this Agreement and (iii) the assets, results of operations and indebtedness of the CyrusOne Subsidiaries will not be taken into account for the purposes of determining compliance with the financial covenants set forth in Section 8.11.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline” means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.04.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Lender” means PNC, in its capacity as provider of Swingline Loans, or any successor Swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swingline Note” has the meaning specified in Section 2.04(g).

“Swingline Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so‑called synthetic, off‑balance sheet or tax retention lease, including, without limitation, any financing lease or other agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which are characterized as the indebtedness of such Person for U.S. tax purposes (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $35,000,000.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all L/C Obligations.

“Transactions” means the closing of this Agreement, the repayment and refinancing of the Existing Credit Agreement, the initial borrowings under this Agreement (if applicable), the CyrusOne Financing, the Note Redemption, the repayment of the CyrusOne Intercompany Debt, and the payment of fees, commissions and expenses in connection with the foregoing.

“Transferred Assets” means any accounts receivable, notes receivable, rights to future lease payments or residuals (collectively, the “Receivables”) owed to or owned by the Borrower or any Subsidiary (whether now existing or arising or acquired in the future), all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables and all guarantees or other obligations in respect of such Receivables, all proceeds of such Receivables and other assets which are of the type customarily granted or transferred in connection with securitization transactions involving receivables similar to such Receivables.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, purchasing cards, account reconciliation and reporting and trade finance services.

“TSS Plans” means the Borrower's 2010 Cyrus Performance Plan dated May 10, 2010 and the Borrower's 2011-2013 Technology Solutions/Data Center Performance Unit Award Agreement approved by the compensation committee of the board of directors of the Borrower on December 7, 2010.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person 100% of whose Capital Stock (other than directors, qualifying shares or nominee or other similar shares required pursuant to applicable Laws) is at the time owned by such Person directly or indirectly through other Persons 100% of whose Capital Stock (other than directors, qualifying shares or nominee or other similar shares required pursuant to applicable Laws) is at the time owned, directly or indirectly, by such Person.

“Wireless Disposition” means (a) any Disposition of all or any portion of the Capital Stock of Wireless LLC held by the Consolidated Parties and/or all or any portion of the Property of Wireless LLC or (b) the contribution by the Consolidated Parties of all or part of the Capital Stock of Wireless LLC and/or all or any portion of the Property of Wireless LLC to a new wireless Joint Venture.

“Wireless LLC” means Cincinnati Bell Wireless, LLC, an Ohio limited liability company.

1.02    Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03    Accounting Terms.

(a)    Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements (with such changes as may be approved by the Borrower's accountants, subject to subsection (b) of this Section 1.03); provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, the application of any representation or warranty or any other provision hereof and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, if any party shall so request, then until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)    Effect of Dispositions and Acquisitions. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 8.11 (including without limitation for purposes of the definitions of “Applicable Rate” and “Pro Forma Basis” set forth in Section 1.01), (i) after consummation of any Disposition of any Subsidiary or business or line of business (other than Dispositions for consideration in an aggregate amount for all such Disposition not to exceed $50,000,000) (A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition of any Subsidiary or business or line of business (other than Acquisitions for consideration in an aggregate amount for all such Acquisitions not to exceed $50,000,000) (A) income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments would give effect to items that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable.

1.04    Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number within the number of places by which such ratio is expressed herein (with a rounding‑up if there is no nearest number).

1.05    Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

1.06    Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01    Committed Loans.

Subject to the terms and conditions set forth herein, each Lender having a Revolving Commitment severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower (or to distribute as directed by the Borrower the proceeds of such Revolving Loan to the Borrower) from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender's Revolving Commitment. Within the limits of each Lender's Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05(a), and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Committed Loans.

(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the irrevocable notice from the Borrower to the Administrative Agent, which may be given by telephone (provided that such telephonic notice complies with the information requirements of the form of Committed Loan Notice attached hereto). Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon (x) the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them, and (y) not later than 11:00 a.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date (which shall be a Business Day) of the Borrowing, conversion or continuation, as the case may be, (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower (or will distribute as directed by the Borrower the proceeds of such Revolving Loan to the Borrower), in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Borrowing consisting of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)    Subject to Section 3.05, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans having Interest Periods greater than one month without the consent of the Required Lenders. During the existence of an Event of Default, no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Revolving Loans.

2.03    Letters of Credit.

(a)    The Letter of Credit Commitment.

(i)    Subject to the terms and conditions set forth herein, (A) each applicable L/C Issuer agrees, in reliance upon the agreements of the Lenders having Revolving Commitments set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders having Revolving Commitments severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender's Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. On the Closing Date, each L/C Issuer that has issued an Existing Letters of Credit shall be deemed, without further action by any party hereto, to have granted to each Lender and each Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit in accordance with paragraph (b)(ii) below. On and after the Closing Date, each Existing Letter of Credit shall constitute a Letter of Credit for the purposes hereof.

(ii)    No L/C Issuer shall issue any Letter of Credit if:

(A)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders (or if an Incremental Facility consisting of a separate tranche of term loans has been established pursuant to Section 11.01(b), the Required Lenders determined without regard to term loans or term loan lenders) have approved such expiry date; or

(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(iii)    No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)    except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D)    such Letter of Credit is to be denominated in a currency other than Dollars;

(E)    such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)    any Lender is at that time a Defaulting Lender, unless (A) the Borrower has delivered Cash Collateral to the Administrative Agent in accordance with Section 2.14 or (B) the applicable L/C Issuer has entered into an alternative arrangement satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer's actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)    No L/C Issuer shall increase or extend any Letter of Credit issued by it if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its increased or extended form under the terms hereof.

(v)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto‑Extension Letters of Credit.

(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to the applicable L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may reasonably require.

(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent or any Loan Party at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit that one or more of the applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Letter of Credit.

(iii)    If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto‑Extension Letter of Credit”); provided that any such Auto‑Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve‑month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non‑Extension Notice Date”) in each such twelve‑month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer for any such extension. Once an Auto‑Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non‑Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)    Any Lender with a Revolving Commitment (in such capacity, a “Discretionary L/C Issuer”) may from time to time, at the written request of the Borrower (with a copy to the Administrative Agent), and in such Lender's sole discretion, agree to issue one or more Letters of Credit for the account of the Borrower on the same terms and conditions in all respects as are applicable to the Letters of Credit issued by the then existing L/C Issuer(s) hereunder by executing and delivering to the Administrative Agent a written agreement to such effect, among (and in form and substance satisfactory to) the Borrower, the Administrative Agent and such Discretionary L/C Issuer. With respect to each of the Letters of Credit issued (or to be issued) thereby, each of the Discretionary L/C Issuers shall have all of the same rights and obligations under and in respect of this Agreement and the other Loan Documents, and shall be entitled to all of the same benefits (including, without limitation, the rights, obligations and benefits set forth in Sections 2.04, 9.03 and 11.01), as are afforded to the then existing L/C Issuers hereunder and thereunder. The Administrative Agent shall promptly notify each of the Lenders with a Revolving Commitment of the appointment of any Discretionary L/C Issuer. Each Discretionary L/C Issuer shall provide to the Administrative Agent, on a monthly basis, a report that details the activity with respect to each Letter of Credit issued by such Discretionary L/C Issuer (including an indication of the maximum amount then in effect with respect to each such Letter of Credit).

(c)    Drawings and Reimbursements; Funding of Participations.

(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof and of the date that the applicable L/C Issuer is to make payment under the applicable Letter of Credit (such payment date, the “Honor Date”). Not later than 1:00 p.m. on the Honor Date (if the Borrower has received notice of such drawing prior to 11:00

a.m. on the Honor Date), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided, however, if such notice has not been received by the Borrower prior to 11:00 a.m. on the Honor Date, the Borrower shall so reimburse the applicable L/C Issuer through the Administrative Agent not later than 12:00 noon on the Business Day immediately following the day that the Borrower receives such notice If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender having a Revolving Commitment of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender's Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Committed Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Committed Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Lender having a Revolving Commitment shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent shall apply Lender Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent's Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available (including pursuant to the application of its Lender Cash Collateral) shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason (except to the extent attributable to the Administrative Agent's failure to apply Lender Cash Collateral in accordance with Section 2.03(c)(ii)), the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so repaid or refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)    Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate reasonably determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations.

(i)    At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)    Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    waiver by the applicable L/C Issuer of any requirement that exists for the applicable L/C Issuer's protection and not the protection of the Borrower or any waiver by the applicable L/C Issuer which does not in fact materially prejudice the Borrower;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)    any payment made the by the applicable L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable.

(vii)    any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor‑in‑possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)    Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the applicable L/C Issuer's willful misconduct or gross negligence or the applicable L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The applicable L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)    Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the forgoing, the applicable L/C Issuer shall not be responsible to the Borrower for, and the applicable L/C Issuer's rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable L/C Issuer required or specifically contemplated and permitted under any law, order, or practice that is required or specifically contemplated and permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law and Practice, whether or not any Letter of Credit chooses such law or practice.

(h)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender having a Revolving Commitment in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit accruing at the Applicable Rate in effect from time to time multiplied by the daily amount available to be drawn under such Letter of Credit; provided, however, that (i) to the maximum extent permitted by applicable Law, no Letter of Credit Fee will be payable in respect of any Fronting Exposure on any Letter of Credit that is attributable to a Defaulting Lender and in respect of which Borrower Cash Collateral has been provided, (ii) any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Lender Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee (excluding any fee relating to Fronting Exposure attributable to a Defaulting Lender that has been secured with Borrower Cash Collateral), if any, payable to the applicable L/C Issuer for its own account. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears, and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)    Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee for each Letter of Credit in such amount as may be agreed to by the Borrower and the applicable L/C Issuer. Such fronting fee shall be (i) computed on a quarterly basis in arrears, and (ii) due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently‑ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(k)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

2.04    Swingline Loans.

(a)    The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders having Revolving Commitments set forth in this Section 2.04, to make loans (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day during the

Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender (other than the Swingline Lender), plus such Lender's Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender's Applicable Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Lender's Commitment; and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Immediately upon the making of a Swingline Loan, each Lender having a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender's Applicable Percentage times the amount of such Swingline Loan.

(b)    Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower's irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 1:00 p.m. on the requested borrowing date (or such later time as the Swingline Lender shall agree to in the case of any Swingline Borrowing) with a copy to the Administrative Agent, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or a whole multiple of $10,000 in excess thereof and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent within one hour of the Borrower's notice requesting a Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied (a copy of which notice shall be delivered simultaneously to the Borrower by the Administrative Agent), then, subject to the terms and conditions hereof, the Swingline Lender will, promptly by in any event not later than 2:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower in immediately available funds.

(c)    Refinancing of Swingline Loans.

(i)    The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender having a Revolving Commitment make a Base Rate Revolving Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender having a Revolving Commitment shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Lender Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent's Office not later than 10:00 a.m. on the day specified in such Committed Loan Notice (which day shall be not sooner than the first Business Day following the date on which such Committed Loan Notice is delivered), whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)    If for any reason any Swingline Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders having a Revolving Commitment fund its risk participation in the relevant Swingline Loan and each Lender's payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)    Subject to Section 2.14 and 2.15, if any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)    Each Lender's obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set‑off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)    Repayment of Participations.

(i)    At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender having a Revolving Commitment shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive payment in full of the Obligations and the termination of this Agreement.

(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until a Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender's Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)    Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g)    Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Borrower to the Swingline Lender in the form of Exhibit C-1.

2.05    Prepayments.

(a)    Voluntary Prepayments of Loans.

(i)
Committed Loans. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time (i) voluntarily prepay Base Rate Committed Loans in whole or in part without premium or penalty, and (ii) subject to Section 3.05, voluntarily prepay Eurodollar Rate Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.06(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)
Swingline Loans. The Borrower may, upon notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swingline Lender and the Administrative Agent not later than 11:00 a.m. (or such later time as may be acceptable to the Swingline Lender) on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)    Mandatory Prepayments.

(i)
Aggregate Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)
(A)    Dispositions (Other Than Dispositions of Capital Stock of CyrusOne). In the event a Disposition Prepayment Event occurs with respect to any Property, other than Capital Stock of CyrusOne or CyrusOne LP, the Borrower shall, not later than the Applicable Prepayment Date, prepay the outstanding Revolving Loans and other Prepayable Indebtedness of the Borrower and its Subsidiaries (or, to the extent permitted by clause (iii) below, make contributions to underfunded Pension Plans) in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Disposition not applied (or caused to be applied) by the Loan Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.05(e)(vii) (such p repayment to be applied as set forth in clause (iii) below). Notwithstanding the foregoing, (i) the Borrower shall not be required to make any prepayment under this Section 2.05(b)(ii)(A) if the Consolidated Total Leverage Ratio as of the most recent fiscal quarter end prior to such Disposition Prepayment Event or as of the most recent fiscal quarter end prior to such Applicable Prepayment Date with respect to which the Administrative Agent has received the Required Financial Information was equal to or less than 4.00 to 1.00 and (ii) in the event clause (i) of this sentence is inapplicable, the Borrower shall be deemed to have satisfied its obligations under this Section 2.05(b)(ii)(A) in respect of any Disposition Prepayment Event at such time as it has applied Net Cash Proceeds to the repayment of outstanding Loans or other Prepayable Indebtedness in an amount sufficient to cause the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis giving effect to such prepayments, to be equal to or less than 4.00 to 1.00.

(B)    Involuntary Dispositions. In the event an Involuntary Disposition Prepayment Event occurs, the Borrower shall, not later than the Applicable Prepayment Date, prepay the outstanding Revolving Loans and other Prepayable Indebtedness of the Borrower and its Subsidiaries (or, to the extent permitted by clause (iii) below, make contributions to underfunded Pension Plans) in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Involuntary Disposition not applied (or caused to be applied) by the Loan Parties during the related Application Period to make Eligible Reinvestments (such prepayment to be applied as set forth in clause (iii) below). Notwithstanding the foregoing, (i) the Borrower shall not be required to make any prepayment under this Section 2.05(b)(ii)(B) if the Consolidated Total Leverage Ratio as of the most recent fiscal quarter end prior to such Disposition Prepayment Event or as of the most recent fiscal quarter end prior to such Applicable Prepayment Date with respect to which the Administrative Agent has received the Required Financial Information was equal to or less than 4.00 to 1.00 and (ii) in the event clause (i) of this sentence is inapplicable, the Borrower shall be deemed to have satisfied its obligations under this Section 2.05(b)(ii)(B) in respect of any Involuntary Disposition Prepayment Event at such time as it has applied Net Cash Proceeds to the repayment of outstanding Loans or other Prepayable Indebtedness in an amount sufficient to cause the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis giving effect to such prepayments, to be equal to or less than 4.00 to 1.00. Pending any required application of Net Cash Proceeds from Involuntary Disposition Prepayment Events pursuant to this Section 2.05(b)(ii)(B), the Loan Parties shall not use such Net Cash Proceeds for any purpose other than to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

(C)    Dispositions of Capital Stock of CyrusOne. In the event a Disposition Prepayment Event occurs with respect to a Disposition of Capital Stock of CyrusOne or CyrusOne LP on or after the date that the Original Revolving Commitments have been reduced as described in the first two sentences of Section 2.06(b) below, the Borrower shall, not later than the Applicable Prepayment Date, prepay the outstanding Revolving Loans and other Prepayable Indebtedness of the Borrower and its Subsidiaries (or to the extent permitted by clause (iii) below, make contributions to underfunded Pension Plans) in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Disposition (such prepayment to be applied as set forth in clause (iii) below). Notwithstanding the foregoing, (i) the Borrower shall not be required to make any prepayment under this Section 2.05(b)(ii)(C) if the Consolidated Total Leverage Ratio as of the most recent fiscal quarter end prior to such Disposition Prepayment Event or as of the most recent fiscal quarter end prior to such Applicable Prepayment Date with respect to which the Administrative Agent has received the Required Financial Information was equal to or less than 4.00 to 1.00 and (ii) in the event clause (i) of this sentence is inapplicable, the Borrower shall be deemed to have satisfied its obligations under this Section 2.05(b)(ii)(C) in respect of any Disposition Prepayment Event at such time as it has applied Net Cash Proceeds to the repayment of outstanding Loans or other Prepayable Indebtedness in an amount sufficient to cause the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis giving effect to such prepayments, to be equal to or less than 4.00 to 1.00.

(iii)
Application of Mandatory Prepayments. All amounts required to be paid pursuant to Section 2.05(b)(ii), if any, shall be applied first to the repayment of any Revolving Loans then outstanding hereunder (without a concurrent reduction of the Aggregate Revolving Commitments), and second to the repayment of other Prepayable Indebtedness (to the extent, but only to the extent, that such other Prepayable Indebtedness exists); provided that contributions in an aggregate amount not to exceed $150,000,000 that are applied by the Applicable Prepayment Date to fund underfunded pension plan obligations of the Borrower and its Subsidiaries shall be deemed to be a payment in satisfaction of the prepayment requirement under clause “second” of this Section 2.05(b)(iii). To the extent the amount of relevant Net Cash Proceeds to be applied pursuant to Section 2.05(b)(ii) exceeds the amount necessary to repay all outstanding Revolving Loans and other Prepayable Indebtedness at the time of the relevant Prepayment Disposition Event or Involuntary Prepayment Disposition Event, as the case may be, the Borrower may retain such excess amount without further obligation under this Section 2.05.

Within the parameters of the applications set forth above, prepayments of Revolving Loans shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06    Termination or Reduction of Commitments.

(a)    Voluntary Reduction of Aggregate Revolving Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or Swingline Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit automatically shall be reduced by the amount of such excess.

(b)    Mandatory Reduction of Aggregate Revolving Commitments. The initial portion of the Aggregate Revolving Commitments that become effective on the Closing Date (the “Original Revolving Commitments”) (without giving effect to any increase thereof in connection with an Incremental Facility) shall be permanently reduced by an amount equal to the lesser of (i) the amount of Net Cash Proceeds received by the Borrower or any Guarantor from the consummation of the first sale of Capital Stock of CyrusOne to occur after the date of the CyrusOne IPO (or the sale of Capital Stock of CyrusOne LP that generates Net Cash Proceeds and is consummated in lieu of the foregoing) and (ii) $50,000,000, in either case concurrently with the consummation of such sale such of the Capital Stock; provided that such sale has been consummated on or prior to December 31, 2014. If such sale is not consummated on or prior to December 31, 2014, the Original Revolving Commitments shall be permanently reduced to $150,000,000 on such date. In addition, the Original Revolving Commitments shall be permanent reduced to $125,000,000 on December 31, 2015.

(c)    General. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any voluntary reduction of the Aggregate Revolving Commitments pursuant to Section 2.06(a) shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. Each mandatory reduction of the Original Revolving Commitments pursuant to Section 2.06(b) shall be applied to the Original Revolving Commitment of each Lender then holding such commitment (including any Lender that assumes an Original Revolving Commitment pursuant to an assignment effected after the Closing Date, if applicable) according to its Applicable Percentage of such commitments. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. A notice of termination of all the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.07    Repayment of Loans.

(a)    Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date applicable to the Revolving Loans the aggregate principal amount of Revolving Loans outstanding on such date.

(b)    Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date that is fifteen (15) Business Days after such Loan is made (or, provided that the aggregate outstanding amount of all Swingline Loans does not exceed $5,000,000, such later date as shall be acceptable to the Swingline Lender) and (ii) the Maturity Date applicable to Swingline Loans.

2.08    Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans.

(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, unless otherwise agreed to by the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09    Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee accruing at the Applicable Rate in effect from time to time multiplied by the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each

March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date; provided that no commitment fee shall accrue hereunder with respect to the Revolving Commitment of a Defaulting Lender (except if such Defaulting Lender is a Defaulting Lender solely pursuant to clause (d) of the definition thereof) so long as such Lender shall be a Defaulting Lender.

(b)    Other Fees. The Borrower shall pay (i) to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter, and (ii) to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. In each case such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees.

(a)    All computations of interest for Base Rate Loans (including Base Rate Loans when determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or either L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article IX. The Borrower's obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11    Evidence of Debt.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error in the accounts and records of the Administrative Agent. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such Lender's Revolving Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit C (a “Revolving Note”), and (ii) in the case of the Swingline Loans, be in the form of Exhibit C-1 (a “Swingline Note”). Each Lender may attach schedules to its Revolving Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error in the accounts and records of the Administrative Agent.

2.12    Payments Generally; Administrative Agent's Clawback.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 4:00 p.m. may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender's share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or make its payment pursuant to Section 11.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13    Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them; provided that:

(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Borrower Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14    Cash Collateral.

(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or an L/C Issuer (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, an L/C Issuer or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure attributable to such Defaulting Lender (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts with the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application. (i) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.15 or 9.02 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Lender Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, if any Loan Party delivers Borrower Cash Collateral pursuant to Section 2.14(a) to cover Fronting Exposure attributable to a Defaulting Lender, (A) such Borrower Cash Collateral shall secure only the Borrower's L/C Obligations and Obligations in respect of Swingline Loans, as the case may be, and not any obligation of such Defaulting Lender and (B) in the event the Borrower fails to make timely payment of an Unreimbursed Amount in respect of a Letter of Credit or repay a Swingline Loan when due, or the Lenders are required to fund Loans under Section 2.03(c)(ii) or Section 2.04(c)(i) in respect of any Unreimbursed Amount or Swingline Loan or to fund L/C Advances under Section 2.03(c)(iii) or participations in Swingline Loans under Section 2.04(c)(ii), then, prior to any such funding by Revolving Lenders of Loans, L/C Advances or participations, such Borrower Cash Collateral shall be applied to the reimbursement or payment of that portion of such Unreimbursed Amount or Swingline Loan giving rise to such Fronting Exposure (which will then be deemed reimbursed or paid for all purposes hereof), and the Revolving Lenders (other than such Defaulting Lender) will fund such Loans, L/C Advances or participations in Swingline Loans in the amounts reflecting their individual Applicable Percentages of the original amount of such Unreimbursed Amount or Swingline Loan (after giving effect to Section 2.15(a)(iv)).

(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided, however, (x) that Borrower Cash Collateral shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01(c).

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08, but in any event excluding any application of Borrower Cash Collateral or the proceeds thereof), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer or Swingline Lender, to be held as Lender Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share (other than any application of Borrower Cash Collateral provided in respect of Fronting Exposure attributable to such Defaulting Lender which shall be applied as set forth in Section 2.14(c)) and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to provide Lender Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) except to the extent attributable to that portion of its Revolving Commitment used to fund Committed Loans funded by it after it became the Defaulting Lender (and the Borrower shall (A) be required to pay to the Swingline Lender the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender (excluding any such Fronting Exposure that has been secured with Borrower Cash Collateral) and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of such Lender, plus such Lender's pro rata share of the Outstanding Amount of all other L/C Obligations (prior to giving effect to such reallocation), plus such Lender's pro rata share of the Outstanding Amount of all other Swingline Loans (prior to giving effect to such reallocation).

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Lender Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or the Borrower, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Tax Indemnification.

(i)    The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)    Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed originals of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subparagraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Survival. Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the applicable L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03    Inability to Determine Rates.

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan , or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or continue into new interest periods Eurodollar Rate Loans shall be suspended until the Administrative Agent (in its sole discretion or upon the instruction of the Required Lenders) revokes such notice and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)    subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii)    impose on any Lender or such L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered, in each case upon receipt of a written request of such Lender or such L/C Issuer showing the computation of such amount in reasonable detail and certifying that it is the general practice of such Lender or such L/C Issuer to charge such amount to its borrowers. Notwithstanding the foregoing, no Lender shall be entitled to request compensation for any increased cost relating to items described in paragraph (a)(iii) of this Section 3.04 if it shall not be the general policy and practice of such Lender to seek compensation in similar circumstances under similar provisions in comparable credit facilities.

(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender's or such L/C Issuer's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or such L/C Issuer's capital or on the capital of such Lender's or such L/C Issuer's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such L/C Issuer's policies and the policies of such Lender's or such L/C Issuer's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender's or such L/C Issuer's holding company for any such reduction suffered, in each case upon receipt of a written request of such Lender or L/C Issuer showing the computation of such amount in reasonable detail and certifying that it is the general practice of such Lender or L/C Issuer to charge such amount to its borrowers.

(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04, showing the computation of such amount or amounts in reasonable detail and delivered to the Borrower shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender's or such L/C Issuer's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or such L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such L/C Issuer's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender reasonably and in good faith, which determination shall be conclusive absent demonstrable error), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 days' prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender together with a computation in reasonable detail of such additional interest. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05    Compensation for Losses; Breakage Payments.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

Such loss, cost or expense to any Lender shall be deemed to equal an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would offer were it to offer, at the commencement of such period, for dollar deposits of a comparable amount and period from major banks in the London interbank eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall also pay any customary administrative fees charged by the Administrative Agent in connection with the foregoing. For the purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall have been deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous in any significant respect to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or such L/C Issuer in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07    Survival.

All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
GUARANTY

4.01    The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each applicable Affiliate of a Lender that is party to a Secured Hedge Agreement or a Treasury Management Agreement (and each Person (and/or each applicable Affiliate thereof) that ceases to be a Lender as a result of an assignment in accordance with the terms of Section 11.06 or Section 11.13 or an amendment of this agreement in accordance with the terms of Section 11.01 that is party to a Secured Hedge Agreement), the Collateral Agent and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Secured Hedge Agreements or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02    Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured

Hedge Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that its rights of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV shall not be enforceable until, and shall be subordinate and subject in right of payment to, the Obligations, until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Hedge Agreement or any Treasury Management Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements shall be done or omitted;

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Hedge Agreement or any Treasury Management Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Secured Hedge Agreement or any Treasury Management Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Secured Hedge Agreements or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03    Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent, the Collateral Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent, the Collateral Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04    Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05    Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06    Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

4.07    Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01    Conditions of Closing Date and Initial Credit Extension.

The occurrence of the Closing Date, the effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)    Loan Documents, Organization Documents, Etc. The Administrative Agent's receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)    executed counterparts of this Agreement and the other Loan Documents (subject to the last paragraph of this Section 5.01);

(ii)    to the extent requested by a Lender or the Swingline Lender, a Revolving Note executed by the Borrower in favor of such Lender or a Swingline Note in favor of the Swingline Lender;

(iii)    copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(iv)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(v)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in the jurisdiction of its incorporation or organization.

(b)    Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i)    a legal opinion of Cravath, Swaine & Moore LLP, special counsel for the Loan Parties; and

(ii)    a legal opinion of The Law Offices of Thomas W. Bosse, PLLC, Esq., special Ohio counsel for each Loan Party organized in the State of Ohio;

(iii)     a legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel for the Loan Parties; and

(iii)    a legal opinion of counsel for each Loan Party organized in the Commonwealth of Virginia.

(c)    Personal Property Collateral. Subject to the last paragraph of this Section 5.01, the Administrative Agent shall have received:

(i)    searches of Uniform Commercial Code filings in the jurisdiction of organization of each Loan Party and the chief executive office of each Loan Party, and copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than (i) Permitted Liens and (ii) Liens securing obligations under the Existing Credit Agreement (it being understood that the Liens referenced in this clause (ii) other than Liens permitted to remain outstanding hereunder after the Closing Date will be released on, and as a condition to the occurrence of, the Closing Date);

(ii)    all certificates evidencing any certificated Capital Stock pledged to the Collateral Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

(iii)    searches of ownership of, and Liens on, Intellectual Property of each Loan Party in the appropriate governmental offices, and duly executed notices of grant of security interest to be filed with the United States Patent and Trademark Office to the extent and in the form required by the Security Agreements; and

(iv)    all instruments in the possession of any of the Loan Parties evidencing any Indebtedness owed by an Excluded Subsidiary to a Loan Party, together with such allonges or assignments as may be necessary to perfect the Collateral Agent's security interest in such Indebtedness.

(d)    Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that the conditions specified in Section 5.01(i) and Section 5.02 have been satisfied.

(e)    Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in the form of Exhibit H hereto (the “Solvency Certificate”), regarding the Solvency of the Consolidated Parties on a consolidated basis after giving effect to the Transactions.

(f)    Fees. Any fees of Merrill Lynch, the Administrative Agent and the Lenders required to be paid on or before the Closing Date shall have been paid to the extent the Borrower has received an invoice therefor at least two days prior to the Closing Date (it being understood that at the Borrower's election, payment of such fees to the Administrative Agent on behalf of the Administrative Agent, the Arrangers and the Lenders may constitute payment under this Section 5.01(f).

(g)    Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel of the Administrative Agent to such counsel or to the Administrative Agent, on behalf of such counsel, to the extent invoiced at least two days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(h)    Existing Indebtedness. The Administrative Agent shall have received evidence, in form and substance satisfactory to the Administrative Agent, that all Indebtedness outstanding under the Existing Credit Agreement has been or concurrently with the Closing Date is being repaid in full and terminated and all Liens securing such Indebtedness have been or concurrently with the Closing Date are being released.

(i)    No Material Adverse Effect. Since December 31, 2011, there shall not have occurred any event that has had, individually or in the aggregate, a Material Adverse Effect.

(j)    Financial Statements. The Administrative Agent and the Arrangers shall have received (A) pro forma balance sheets and income statements as to the Borrower and its Subsidiaries (reflecting investments in the CyrusOne Subsidiaries under the equity method of accounting regardless of whether then applicable under GAAP) for the fiscal year ended December 31, 2011 and for the nine months ended September 30, 2012, in each case giving effect to all elements of the Transactions to be effected on or before the Closing Date and (B) forecasts prepared by management of the Borrower, each in a form reasonably satisfactory to the Administrative Agent and the Lead Arranger, of balance sheets, income statements and cash flow statements for the Borrower and its Subsidiaries (other than the CyrusOne Subsidiaries) on an annual basis for each year following the Closing Date.

(k)    Evidence of Insurance. Receipt by the Administrative Agent of certificates of insurance of the Loan Parties evidencing property and liability insurance meeting the requirements set forth in the Loan Documents.

Notwithstanding the foregoing, it is understood and agreed that, to the extent any Collateral (other than (A) Collateral for which a security interest can be perfected by filing of a Uniform Commercial code financing statement and (B) certificates evidencing the equity interests of each Subsidiary of the Borrower (other than a Non-Pledged Subsidiary) is not provided on the Closing Date after the Borrower's use of commercially reasonable efforts to do so, the delivery of such Collateral will not constitute a condition precedent to the availability of the initial extension of credit hereunder on the Closing Date but will be required to be delivered after the Closing Date pursuant to arrangements mutually agreed upon between the Borrower and the Administrative Agent.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02    Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans), is subject to the following conditions precedent:

(a)    The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any certification or representation provided in writing to the Administrative Agent or the Collateral Agent by a Responsible Officer of a Loan Party under or in connection with this Agreement or any other Loan Document, shall be true and correct in all material respects (or in all respects, if such representation or warranty is qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in all respects, if such representation or warranty is qualified by materiality) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)    No Default shall exist, or would result from, such proposed Credit Extension.

(c)    The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)    Upon giving effect to the incurrence of such Credit Extension and to the concurrent retirement of any other Indebtedness of a Consolidated Party, the Borrower shall be in compliance with the financial covenants set forth in Section 8.11(a)-(b) (with such covenants being calculated (for the purposes of this Section 5.02(d) only) based upon (i) the amount of Indebtedness outstanding after giving effect to the incurrence of such Credit Extension and to the concurrent retirement of any other Indebtedness of a Consolidated Party and (ii) Consolidated EBITDA for the most recent four-fiscal-quarter period for which the Administrative Agent has received the Required Financial Information.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02(a), (b), (c) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

6.01    Existence, Qualification and Power.

Each Consolidated Party (a) is duly organized or formed, validly existing and in good standing (to the extent applicable in its jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing (to the extent applicable in its jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02    Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) except for Liens under the Loan Documents and the lien creation requirements of the 1993 Senior Note Indenture, any Material Contract to which such Person is a party or affecting such Person or the Property of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB). Each Loan Party and each Subsidiary thereof is in compliance in all material respects with all Contractual Obligations, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03    Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) consents, authorizations, notices and filings described in Schedule 6.03, all of which have been obtained or made or have the status described in such Schedule 6.03 and (b) filings to perfect the Liens created by the Collateral Documents.

6.04    Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05    Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties and the CyrusOne Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case to the extent required to be disclosed by GAAP.

(b)    The unaudited consolidated balance sheet of the Consolidated Parties dated September 30, 2012 and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Parties and the CyrusOne Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year‑end audit adjustments.

(c)    During the period from December 31, 2011 to and including the Closing Date, and except for the CyrusOne Reorganization, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)    The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated (and, in the case of the annual statements, consolidating) financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(e)    There has not occurred a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, since the date of the Audited Financial Statements.

6.06    Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions the consummation of which is a condition precedent to the Closing Date, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07    No Default.

No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08    Ownership of Property; Liens.

Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, or other applicable rights in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Parties is subject to no Liens, other than Permitted Liens.

6.09    Environmental Compliance.

Except in each case as where the existence and/or occurrence of any of the following could not reasonably be expected to have a Material Adverse Effect:

(a)    All operations of each Consolidated Party at the Real Properties are in compliance with all applicable Environmental Laws, no Consolidated Party has violated any Environmental Law with respect to the Real Properties or the Businesses, no Consolidated Party has caused, and, to the knowledge of the

Responsible Officers of the Loan Parties, no other Person has caused, any conditions relating to the Real Properties or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)    No Consolidated Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non‑compliance, liability or alleged liability pursuant to Environmental Laws with regard to any of the Real Properties or the Businesses.

(c)    Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party, or, to the knowledge of the Responsible Officers of the Loan Parties, by any other Person on behalf of a Consolidated Party, in violation of, or in a manner that would give rise to liability under, any applicable Environmental Law.

(d)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are any Consolidated Parties subject to any consent decrees, consent orders, administrative orders, or other administrative or judicial requirements outstanding under any Environmental Law.

(e)    There has been no release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party, or, to the knowledge of the Responsible Officers of the Loan Parties, of any other Person in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws.

6.10    Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6.11    Taxes.

The Consolidated Parties have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that failure to do so could not reasonably be expected to result in Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12    ERISA Compliance.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

6.13    Capital Structure/Subsidiaries.

The corporate capital and ownership structure of the Consolidated Parties as of the Closing Date is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list as of the Closing Date with respect to each of the direct and indirect Subsidiaries of the Borrower of (i) jurisdiction of incorporation or formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date. The outstanding Capital Stock of all such Persons is validly issued, fully paid and, with respect to incorporated Loan Parties, non‑assessable and as of the Closing Date is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than those arising under or contemplated in connection with the Loan Documents). Other than as set forth in Schedule 6.13(b), as of the Closing Date none of the Borrower's Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

6.14    Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    None of the Loan Parties (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) is subject to regulation under any other Law which limits its ability to incur Indebtedness.

6.15    Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it that are not disclosed in its public filings with the SEC and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented from time to time by other information so furnished, and taken together with the information disclosed in the Borrower's public filings with the SEC, as such information is modified or supplemented by other information so disclosed) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16    Compliance with Laws.

Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17    Intellectual Property.

Each Consolidated Party owns, or has the legal right to use, all material trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know‑how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning the use of the Intellectual Property or the validity or effectiveness of the Intellectual Property, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of the Intellectual Property by any Consolidated Party or the granting of a right or a license in respect of the Intellectual Property from any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18    Solvency.

The Consolidated Parties are Solvent on a consolidated basis.

6.19    Telecommunications Regulatory Matters.

(a)    Each Consolidated Party has obtained all material Governmental Approvals of any Governmental Authority having jurisdiction over such Consolidated Party, which Governmental Approvals are necessary for the operation of the Businesses. All Governmental Approvals of such Consolidated Party are in full force and effect, are duly issued in the name of, or validly assigned to, such Consolidated Party and such Consolidated Party has the power and authority to operate thereunder, except in each case to the extent the failure thereof could not reasonably be expected to result in a Material Adverse Effect.

(b)    No consent or approval of, or notification to, the FCC, a State PUC or any other Governmental Authority responsible for telecommunications matters is required in connection with the consummation of this Agreement of the making of the Loans, except where the failure to obtain such consent or approval, or to give such notification could not reasonably be expected to result in a Material Adverse Effect.

(c)    There are no proceedings pending or, to the knowledge of the Borrower, threatened from or before the FCC, a State PUC or any other Governmental Authority responsible for telecommunications matters naming any of the Consolidated Parties, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

6.20    Perfection; Etc.

Except as otherwise contemplated hereby (including, with respect to the Closing Date, the last paragraph of Section 5.01) or under any other Loan Documents, all filings and other actions necessary to perfect the Liens on the Collateral created under, and in the manner contemplated by, the Collateral Documents have been duly made or taken or otherwise provided for (to the extent required hereby or by the applicable Collateral Documents) and are in full force and effect and the Collateral Documents, upon execution and delivery thereof by all parties thereto, create in favor of the Administrative Agent for the benefit of the holders of the Secured Obligations (as defined in the Security Agreements) a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Collateral Documents), perfected Lien in the Collateral securing the payment of the Obligations (subject to Permitted Liens).

ARTICLE VII
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause each Subsidiary to:

7.01    Financial Statements.

Deliver to the Administrative Agent (which shall promptly deliver to the Lenders):

(a)    after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent, as soon as available, but in any event within 15 days after it files or is required to file the same with the SEC (whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act), a consolidated balance sheet of the Borrower and its Subsidiaries (which will include the CyrusOne Subsidiaries unless the Deconsolidation Date has occurred) as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than any such exception that is expressed solely with respect to, or resulting solely from, (i) a maturity date in respect of any Commitments or Loans that is scheduled to occur within one year from the date of delivery of such opinion or (ii) any inability or potential inability to satisfy the covenants set forth in Section 8.11 of this Agreement on a future date or in a future period), together with (A) unless the Deconsolidation Date has occurred, unaudited pro forma balance sheets and income statements of the Borrower and its Subsidiaries (not including the CyrusOne Subsidiaries) that account for investments in the CyrusOne Subsidiaries using the equity method of accounting, regardless of whether then applicable under GAAP and (B) unaudited consolidating statements, certified by a Responsible Officer of the Borrower to the effect that such consolidating statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and

(b)    after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent, as soon as available, but in any event within 15 days after it files or is required to file the same with the SEC (whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act), a consolidated balance sheet of the Borrower and its Subsidiaries (which will include the CyrusOne Subsidiaries unless the Deconsolidation Date has occurred) as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year‑end audit adjustments and the absence of footnotes, together with, unless the Deconsolidation Date has occurred, pro forma balance sheets and related income statements for such fiscal quarter and for the portion of the fiscal year then ended of the Borrower and its Subsidiaries (not including the CyrusOne Subsidiaries) that account for investments in the CyrusOne Subsidiaries using the equity method of accounting, regardless of whether then applicable under GAAP.

7.02    Certificates; Other Information.

Deliver to the Administrative Agent (which shall promptly deliver to the Lenders):

(a)    concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants (which may be limited to accounting matters) certifying such financial statements;

(b)    concurrently with the delivery of the financial statements referred to in Section 7.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended December 31, 2012), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower.

(c)    at least 30 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Consolidated Parties containing, among other things, pro forma financial statements for the next fiscal year, beginning with an annual business plan and budget for fiscal year 2013;

(d)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934;

(e)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(f)    within 90 days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Dispositions (other than any Excluded Disposition), Involuntary Dispositions and Acquisitions that occurred during the prior fiscal year.

Documents required to be delivered pursuant to Section 7.01 or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower's website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent are offered access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent) or (iii) on which such documents become available on the website of the SEC at http://www/sec/gov; provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents (other than those referred to in clause (d) above that have been posted to the SEC's website) and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non‑public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities. The Loan Parties hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03    Notices and Information.

Promptly notify the Administrative Agent, for further dissemination to the Lenders, of:

(a)    The occurrence of any Default known to any Responsible Officer of the Borrower and the nature thereof.

(b)    Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including those resulting from (i) breach or non‑performance of, or any default under, a Contractual Obligation of any Consolidated Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Consolidated Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Consolidated Party, including pursuant to any applicable Environmental Laws.

(c)    The occurrence of any ERISA Event that could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount; and

(d)    Any material change in internal accounting policies or internal financial reporting practices by any Consolidated Party that will have a material effect on financial statement results.

In addition, at the time of delivery of the financial statements and reports provided for in Section 7.01(a), the Borrower shall deliver to the Administrative Agent a report signed by an Responsible Officer of the Borrower setting forth (i) a list of registration numbers for all material patents, trademarks, service marks, trade names and copyrights awarded to any Loan Party since the last day of the immediately preceding fiscal year and (ii) a list of all material patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Loan Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

Each notice pursuant to this Section 7.03(a) through (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04    Payment of Obligations.

Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, pay and discharge as the same shall become due and payable, all its obligations (other than Indebtedness) and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the applicable Consolidated Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon any material portion of its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, and except to the extent that non-payment thereof does not result in an Event of Default under Section 9.01(f).

7.05    Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.06    Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07    Maintenance of Insurance.

Maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self‑insurance retentions as are in accordance with normal industry practice (it being understood that, to the extent consistent with prudent business practices of Person carrying on a similar business in a similar location as the Consolidated Parties, a program of self‑insurance for first or other loss layers may be utilized in an aggregate amount not to exceed $50,000,000). The Administrative Agent shall be named as an additional insured as its interests may appear on behalf of the Lenders under all policies with respect to liability insurance (A) within 30 days following the Closing Date with respect to such policies in effect on the Closing Date and (B) as promptly as practicable following the effectiveness of the applicable policies with respect to policies that become effective after the Closing Date. The Collateral Agent, for the benefit of the Lenders, shall be named as a co-loss payee under all policies with respect to property insurance covering any Collateral (x) within 30 days following the Closing Date with respect to such policies in effect on the Closing Date and (y) as promptly as practicable following the effectiveness of the applicable policies with respect to policies that become effective after the Closing Date; provided in each case that (without limiting the provisions of Section 2.05): (i) so long as no Event of Default under Sections 9.01(a)(i) or (g) hereof shall have occurred and be continuing, any proceeds payable under such property insurance shall be paid directly to the Borrower and not the Collateral Agent for application permitted under this Agreement and (ii) the Collateral Agent shall promptly deliver such documentation as the Borrower or the applicable insurer shall reasonably request to confirm and give effect to the provisions of the foregoing clause (i).

7.08    Compliance with Laws and Contractual Obligations.

Comply with the requirements of all Laws, all Contractual Obligations and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which (a) such requirement of Law, Contractual Obligation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09    Books and Records.

(a)    Maintain proper books of record and account, in which entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Party or such Subsidiary, as the case may be.

7.10    Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and the Lenders to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and, with the prior written consent of the Borrower (not to be unreasonably withheld) make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower, and, at any time when an Event of Default has occurred and is continuing, at the expense of the Borrower.

7.11    Use of Proceeds.

Use the proceeds of the Credit Extensions made (i) on the Closing Date to refinance the Indebtedness outstanding under the Existing Credit Agreement and, to the extent other available funds are not used for such purposes, to pay certain transaction costs incurred in connection with the Transactions and the CyrusOne Reorganization, and (ii) thereafter, for general corporate purposes, in each case not in contravention of any Law or of any Loan Document.

7.12    Additional Guarantors.

(a)    General. Notify the Administrative Agent at the time that any Person becomes a Subsidiary of a Loan Party, and within 30 days thereafter (or such later date as the Administrative Agent shall agree in its reasonable discretion), (i) unless such Person is an Excluded Subsidiary, cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (B) deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Administrative Agent and (ii) unless such Person is a Non‑Pledged Subsidiary, cause the Capital Stock of such Person owned by the Loan Parties to be pledged to the Collateral Agent (for the benefit of the Lenders) as and to the extent required by Section 7.13.

(b)    CBT and CBET. Notwithstanding any provision to the contrary set forth herein or in any other Loan Document, at such time, if ever, that (i) CBT and/or CBET, as applicable, ceases to be subject to all applicable Laws, including all regulations relating to telecommunications businesses by all Governmental Authorities which prohibit, restrict or require regulatory approval for (A) the pledging of assets or (B) the incurrence of Indebtedness and (ii) any action described in either of clause (A) or (B) above could not, in the determination of the Borrower reasonably exercised, be expected to result in any such Governmental Authority taking an action or refusing to take an action which action or refusal to take any action could have a material adverse effect on CBT and/or CBET, as applicable, then (x)(1) CBT and/or CBET, as applicable, shall cease to be an Excluded Subsidiary and (2) each applicable CBT Subsidiary shall cease to be a Non‑Pledged Subsidiary and (y) the Loan Parties shall within 30 days thereafter (or such later date as the Administrative Agent shall agree in its reasonable discretion) (1) cause CBT and/or CBET, as applicable, to (I) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement, and (II) deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Administrative Agent and (2) cause the Capital Stock of each CBT Subsidiary owned by it to be pledged to the Collateral Agent (for the benefit of the Lenders) as and to the extent required by Section 7.13.

(c)    Wireless LLC and CBTS. As of the Closing Date, each of Wireless LLC and CBTS is a Guarantor and all of its Capital Stock is pledged to the Collateral Agent (for the benefit of the Lenders) to the extent required by Section 7.13. Notwithstanding the provisions of this Section 7.12(c) or Section 7.13, in the event that any Wireless Disposition or CBTS Disposition, as applicable, is consummated, then the Administrative Agent shall take such action as contemplated by Section 10.10 to evidence the release of the Collateral Agent's Lien on the Property and Capital Stock of Wireless LLC, CBTS or such Subsidiary of CBTS, as applicable, and the release of Wireless LLC, CBTS or such Subsidiary of CBTS, as applicable, from all of its obligations under the Loan Documents and, automatically, Wireless LLC, CBTS or such Subsidiary of CBTS, as applicable shall, if applicable, be deemed to be an Excluded Subsidiary and a Non‑Pledged Subsidiary.

(d)    Other Excluded Subsidiaries; Non-Pledged Subsidiaries. Notwithstanding any provision to the contrary set forth herein or in any other Loan Document, but subject to applicable Laws, including all regulations relating to telecommunications businesses by all Governmental Authorities which prohibits, restricts or requires regulatory approval for the pledging of assets:

(i)    in the event that (A) any Subsidiary which is an Excluded Subsidiary by virtue of clause (h) of the definition of “Excluded Subsidiaries” set forth in Section 1.01 becomes a Wholly Owned Subsidiary, (B) any Subsidiary which is an Excluded Subsidiary by virtue of clause (i)(A) of the definition of “Excluded Subsidiaries” set forth in Section 1.01 could become a Loan Party without causing a violation of applicable Law or (C) the Administrative Agent shall have reasonably determined as a result of a change in fact, law or circumstance that any Subsidiary which is an Excluded Subsidiary by virtue of clause (i)(B) of the definition of “Excluded Subsidiaries” set forth in Section 1.01 should become a Loan Party, then (1) such Subsidiary shall cease to be an Excluded Subsidiary and (2) the Loan Parties shall within 30 days after receipt of notice of such determination (or such later date as the Administrative Agent shall agree in its reasonable discretion) cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement and deliver to the Administrative Agent items of the types referred to for each of the initial Loan Parties pursuant to Section 5.01, all in form, content and scope reasonably satisfactory to the Administrative Agent; or

(ii)    in the event that (A) any Subsidiary which is a Non‑Pledged Subsidiary by virtue of clause (e) of the definition of “Non‑Pledged Subsidiaries” set forth in Section 1.01 becomes a Wholly Owned Subsidiary, (B) the Capital Stock of any Subsidiary which is a Non‑Pledged Subsidiary by virtue of clause (f)(i) of the definition of “Non‑Pledged Subsidiaries” set forth in Section 1.01 could be pledged to the Collateral Agent without causing a violation of applicable Law or (C) the Administrative Agent shall have reasonably determined as a result of a change in fact, law or circumstance that the Capital Stock of any Subsidiary which is a Non‑Pledged Subsidiary by virtue of clause (f)(ii) of the definition of “Non‑Pledged Subsidiaries” set forth in Section 1.01 should be pledged to the Collateral Agent, then (1) such Subsidiary shall cease to be a

Non‑Pledged Subsidiary and (2) the Loan Parties shall within 30 days after receipt of notice of such determination (or such later date as the Administrative Agent shall agree in its reasonable discretion) cause the Capital Stock of such Subsidiary to be pledged to the Collateral Agent (for the benefit of the Lenders) as and to the extent required by Section 7.13.

7.13    Further Assurances.

(a)    Pledges of Capital Stock. Subject to the last paragraph of Section 5.01 with respect to the Closing Date, cause (i) all of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than any Non-Pledged Subsidiary or Pass-Through Foreign Holdco) owned by the Loan Parties, (ii) all of the issued and outstanding Capital Stock of each of CyrusOne and CyrusOne LP owned by the Loan Parties and (iii) 66% of the issued and outstanding Capital Stock of each Foreign Subsidiary, CFC or Pass-Through Foreign Holdco (other than any Non-Pledged Subsidiary) directly owned by each Loan Party to be subject at all times to a valid and perfected, first priority Lien (subject only to Permitted Liens) in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents. In addition, subject to the last paragraph of Section 5.01 with respect to the Closing Date, at such time as any Foreign Subsidiary ceases to be an Immaterial Subsidiary, the Loan Parties shall cause to be delivered to the Administrative Agent such local law security documents as the Administrative Agent shall reasonably request and deem necessary for the purpose of effecting such Lien on 66% of the issued and outstanding Capital Stock of such Foreign Subsidiary, CFC or Pass-Through Foreign Holdco and ensuring the validity and enforceability of such Lien under applicable local law, and a customary legal opinion covering the creation and perfection of such Lien under such applicable local law.

(b)    Certain Debt Repayments.

(i)    Within ten (10) Business Days after the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that the Cyrus Financing has been consummated and not less than $475,000,000 of the Cyrus Intercompany Debt has been repaid in full in cash;

(ii)    within forty (40) days after the Closing Date the Administrative Agent shall have received evidence satisfactory to it that not less than $440,000,000 of the cash proceeds received by the Borrower from the repayment of the Cyrus Intercompany Debt have been applied to the partial redemption, repurchase or other retirement (including to the payment of premiums, fees and expenses relating thereto) of the 2005 Senior Notes and other senior indebtedness of the Borrower and its Subsidiaries to be retired in connection with the Note Redemption in the amounts required to allow the Borrower to designate the subsidiaries holding the Borrower's interest in each of CyrusOne and CyrusOne LP as “unrestricted subsidiaries” under the applicable documentation governing such other senior indebtedness so as to permit the CyrusOne IPO and other related components of the Transactions; and

(iii)    any 2005 Senior Notes that remain outstanding following the consummation of the CyrusOne IPO and the other transactions described herein shall be redeemed or otherwise retired in full no later than the date that is ninety (90) days prior to their maturity date.

ARTICLE VIII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

8.01    Liens.

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Consolidated Parties, (ii) the maximum amount secured or benefited thereby is not increased, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03;

(c)    Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)    pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(g)    easements, rights‑of‑way, restrictions and other similar encumbrances affecting real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(i);

(i)    Liens securing Indebtedness permitted under Section 8.03(e), Section 8.03(m) or Section 8.03(n); provided that, (i) in the case of Liens securing Indebtedness permitted under clause (i) of Section 8.03(e) or clause (i) of Section 8.03(m), (A) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (B) the Indebtedness secured thereby does not, at the time incurred, exceed the cost or fair market value, whichever is lower, of the Property being acquired, constructed or improved on the date of acquisition, construction or improvement, as applicable, and (C) such Liens attach to such Property concurrently with or within 180 days after the acquisition or completion of construction or improvement, as applicable, thereof; and (ii) in the case of Liens securing Indebtedness permitted under clause (ii) of Section 8.03(e), (A) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and the proceeds thereof generated by the sale of such Property to the applicable customer, (B) the Indebtedness secured thereby does not, at the time incurred, exceed the sale price to the customer of the Property being acquired, and (C) such Liens attach to such Property substantially concurrently with the acquisition thereof;

(j)    subleases of real Property and licenses of Intellectual Property granted to other Persons, in each case (i) entered into in the ordinary course of its business, (ii) not intended to constitute a financing arrangement, and (iii) not interfering in any material respect with the business of any Consolidated Party;

(k)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(n)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o)    Liens of a collection bank arising under Section 4‑210 of the Uniform Commercial Code on items in the course of collection;

(p)    Liens existing or deemed to exist in connection with any Permitted Receivables Financing, but only to the extent that any such Lien relates to the applicable Transferred Assets purported to be sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(q)    Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable Law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(r)    any interest of title of a buyer in connection with, and Liens arising from Uniform Commercial Code financing statements relating to, a sale of receivables permitted by this Agreement;

(s)    any Lien on Property not owned by the Borrower or any Subsidiary on the Closing Date that is in existence at the time that such Property is acquired by the Borrower or any Subsidiary or at the time that the Person that owns such Property becomes a Subsidiary; provided that such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Subsidiary, as the case may be;

(t)    Liens, leases, and grants of indefeasible rights of use, rights of use and similar rights in respect of capacity, dark fiber and similar assets of the Consolidated Parties in the ordinary course of business either existing as of the Closing Date or as permitted pursuant to Section 8.05;

(u)    other Liens (other than Liens on Capital Stock of any Subsidiary) securing Indebtedness or other obligations in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(v)    Liens consisting of margin deposits on Property securing exchange traded or other commodities Swap Contracts entered into in the ordinary course of business;

(w)    in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary and (B) the Capital Stock of any Person that is not a Subsidiary (including CyrusOne and CyrusOne LP), any encumbrance or restriction, including any put and call arrangements, related to the Capital Stock of such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders' or similar agreement; provided that, with respect to any such restriction or encumbrance applicable the Capital Stock of CyrusOne and CyrusOne LP, (i) only if such encumbrance or restriction is set forth in such documents and agreements as in effect on the Closing Date or, in respect of periods after the consummation of the CyrusOne IPO, are substantially the same (except as otherwise approved by the Administrative Agent) as encumbrances and restrictions set forth in the drafts, previously provided to the Administrative Agent, of documents that will become effective in connection with the consummation of the CyrusOne IPO, and (ii) in any such case, such encumbrance or restriction does not at any time from and after the Closing Date prohibit or prevent the pledge of the Capital Stock of CyrusOne and CyrusOne LP to the Administrative Agent in accordance with the provisions of the applicable the Collateral Documents; and

(x)    Liens on Property owned by any Excluded Subsidiary securing Indebtedness permitted under Section 8.03(j).

8.02    Investments.

Make any Investments, except:

(a)    Investments held by such Loan Party or such Subsidiary in the form of Cash Equivalents;

(b)    Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)    Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02) not to exceed $30,000,000 at any time outstanding;

(d)    Investments in any Person which is a Loan Party prior to giving effect to such Investment;

(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)    Guarantees constituting Indebtedness permitted by Section 8.03 (other than Section 8.03(c)), to the extent such Guarantees also constitute Investments;

(g)    [Reserved];

(h)    Investments consisting of an Acquisition by the Borrower or any Subsidiary of the Borrower and (without double‑counting for purposes of determining compliance with the numerical limit applicable hereunder) Investments in Wholly‑Owned Subsidiaries to enable such Subsidiaries to make such Acquisitions; provided that

(i)    the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof);

(ii)    in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

(iii)    if the aggregate purchase price to be paid by the Borrower and/or its Subsidiaries in connection with such Acquisition exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information;

(iv)    no Default shall have occurred and be continuing both before and immediately after the time such Acquisition is consummated;

(v)    if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, absent any adverse tax consequences for the Borrower or any Subsidiary, such transaction shall be effected by having such equity interest acquired by a holding Person directly or indirectly wholly‑owned by the Borrower and newly formed for the sole purpose of effecting such transaction; and

(vi)    the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness and any earn‑out payments, but excluding consideration consisting of (A) any Capital Stock of the Borrower issued to the seller of the Capital Stock or Property acquired in such Acquisition, (B) amounts not in excess of the aggregate cumulative proceeds of any Equity Issuance by the Borrower consummated subsequent to the Closing Date and not more than 365 days prior to the date that such Acquisition is consummated; provided that such amounts have not previously served as the basis for allowing a Restricted Payment pursuant to Section 8.06(d), any other Acquisition pursuant to this subsection (h)(vi) or any prepayment under Section 8.12(b)(ii), and (C) amounts not in excess of the aggregate cumulative proceeds of any Disposition, Excluded Disposition or Involuntary Disposition consummated subsequent to the Closing Date and not more than 365 days prior to the date that such Acquisition is consummated; provided that such amounts have not previously served as the basis for allowing a Restricted Payment pursuant to Section 8.06(d) or any other Acquisition pursuant to this subsection (h)(vi)) paid by the Consolidated Parties for all such Acquisitions occurring after the Closing Date (net, in the case of each such Acquisition, of return of capital received at or prior to the time of determination) shall not exceed $250,000,000;

(i)    Investments made with the proceeds of an Equity Issuance by the Borrower so long as the proceeds thereof are not otherwise required to be applied to the prepayment of the Loans pursuant to the terms of this Agreement;

(j)    Investments in a Receivables Financing SPC made in connection with a Permitted Receivables Financing;

(k)    Investments in Foreign Subsidiaries in an aggregate outstanding amount at any time for all such Investments made after the Closing Date pursuant to this subsection (k) not to exceed $25,000,000;

(l)    if at any time after the Closing Date Wireless LLC becomes a Joint Venture, additional Investments in Wireless LLC in an aggregate outstanding amount at any time for all such Investments made after the Closing Date pursuant to this subsection (l) not to exceed $25,000,000;

(m)    Investments in CBT and in any Subsidiary of CBT;

(n)    Investments in Excluded Subsidiaries consisting of Guarantees of operating leases entered into in the ordinary course of business or of other obligations not constituting Indebtedness incurred in the ordinary course of business;

(o)    loans and advances by Loan Parties to Excluded Subsidiaries evidenced by promissory notes that have been pledged and delivered to the Administrative Agent in accordance with the terms of the Security Agreement;

(p)    Investments in Joint Ventures (in addition to Investments permitted pursuant to clauses (l), (n) and (o) above and any Wireless Disposition) in an aggregate outstanding amount at any time for all such Investments made after the Closing Date not to exceed $100,000,000; provided, however, that no more than $25,000,000 of such Investments may be made in Joint Ventures which are not Subsidiaries;

(q)    Investments by Subsidiaries which are Joint Ventures;

(r)    Investments in a Consolidated Party and/or by a Consolidated Party, in each case made in the form of intercompany debt and for cash management purposes in connection with cash management systems of the Borrower and its Subsidiaries;

(s)    to the extent constituting or resulting in an Investment, any Wireless Disposition;

(t)    other Investments not otherwise permitted by this Section 8.02 in an aggregate outstanding amount at any time for all such Investments made after the Closing Date pursuant to this subsection (t) not to exceed $50,000,000; and

(u)    any Eligible Reinvestment of the proceeds of any Involuntary Disposition in compliance with Section 2.05(b)(ii)(B) or of any Disposition as contemplated by Section 8.05(e)(vii).

Notwithstanding any provision to the contrary set forth in this Agreement (including, without limitation, the definition of “Joint Venture” set forth in Section 1.01), the Disposition by any of the Consolidated Parties of any portion (but not all) of the Capital Stock of any Wholly Owned Subsidiary acquired or created after the Closing Date shall be deemed to constitute an Investment in a Joint Venture in an amount equal to the book value of the Capital Stock of such Person retained by the Consolidated Parties immediately after giving effect to such Disposition.

8.03    Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents (including Indebtedness in respect of any Incremental Facility established in accordance with the terms of Section 11.01(b));

(b)    Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and set forth in Schedule 8.03, and renewals, refinancings, replacements and extensions thereof that do not (i) increase the amount of such Indebtedness (except by the amount of a reasonable premium or other reasonable amount paid, accrued and unpaid interest and fees and expenses reasonably incurred, in connection therewith), (ii) shorten the final maturity or the average life to maturity of such Indebtedness or (iii) cause the terms of subordination, if any, taken as a whole, of such Indebtedness to be materially less favorable to the Lenders than the terms of subordination, taken as a whole, under the 2010 Junior Note Indenture, as in effect on the Closing Date;

(c)    intercompany Indebtedness and Guarantees with respect to Indebtedness, so long as in each case the related Investment made by the holder of such Indebtedness or by the provider of such Guarantee, as applicable, is permitted under Section 8.02 (other than Section 8.02(f));

(d)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly hedging or mitigating risks associated with liabilities, commitments, investments, assets, or Property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person (including Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary), and not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non‑defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)    (i) purchase money Indebtedness (excluding obligations in respect of Capital Leases and Synthetic Lease Obligations) hereinafter incurred by the Borrower or any of its Subsidiaries in an aggregate principal amount that does not exceed $70,000,000 at any one time outstanding; and (ii) Indebtedness hereinafter incurred by the Borrower or any of its Subsidiaries under any Channel Financing Facility in an aggregate principal amount that, when taken together with the aggregate then outstanding principal amount of Indebtedness incurred under all other Channel Financing Facilities of the Consolidated Parties, does not exceed $30,000,000 at any one time outstanding;

(f)    obligations of the Borrower or any of its Subsidiaries in connection with any Permitted Receivables Financing, to the extent such obligations constitute Indebtedness;

(g)    Indebtedness of any Person in existence at the time that such Person becomes a Subsidiary after the Closing Date; provided that such Indebtedness is not created in contemplation of or in connection with such Person becoming a Subsidiary, and renewals, refinancings, replacements and extensions thereof that do not (i) increase the amount of such Indebtedness (except by the amount of a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith) or (ii) shorten the final maturity or the average life to maturity of such Indebtedness;

(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and extinguished within two Business Days of its incurrence;

(i)    Guarantees of obligations of any Consolidated Party for customary indemnification, purchase price adjustments and similar obligations arising under purchase and sale agreements entered into in respect of Acquisitions and Dispositions permitted under Section 8.02 or Section 8.05, as applicable, and reimbursement obligations of any Consolidated Party in respect of letters of credit, surety bonds and performance bonds delivered in connection therewith;

(j)    Indebtedness of Excluded Subsidiaries in an aggregate principal amount which shall not, at the time when created, incurred or assumed, exceed $100,000,000 at any time outstanding;

(k)    additional unsecured Indebtedness of the Borrower (and unsecured Guarantees thereof by any Guarantor); provided that (i) the terms, taken as a whole, of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Consolidated Parties or the Lenders than the terms of documents governing or evidencing the 2009 Senior Notes, as in effect on the Closing Date, (ii) either (A) the proceeds of such Indebtedness are used to refinance then existing Indebtedness of the Borrower or (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such additional Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, (1) the Consolidated Total Leverage Ratio would not exceed 4.50 to 1.00 and (2) the Loan Parties would otherwise be in compliance with the financial covenants set forth in Section 8.11(a) - (d) as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information and (iii) in the case of Indebtedness incurred pursuant to clause (ii)(B) above, the aggregate principal amount of all such Indebtedness incurred after the Closing Date (together with any accumulated, pay-in-kind, or capitalized interest thereon) shall not exceed $200,000,000;

(l)    additional unsecured Subordinated Indebtedness of the Borrower (and unsecured Guarantees thereof by any Guarantor that are subordinated to the Obligations on identical terms); provided that (i) the terms, taken as a whole, of any such Subordinated Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Consolidated Parties or the Lenders than the terms of documents governing or evidencing the 2010 Junior Notes, as in effect on the Closing Date, and (ii) either (A) the proceeds of such Subordinated Indebtedness are used to refinance then existing Indebtedness of the Borrower or (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such additional Subordinated Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, (1) the Consolidated Total Leverage Ratio would not exceed 4.50 to 1.00 and (2) the Loan Parties would otherwise be in compliance with the financial covenants set forth in Section 8.11(a) - (d) as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information;

(m)    (i) Indebtedness arising under Capital Leases and Synthetic Leases hereinafter incurred by the Borrower or any of its Subsidiaries in an aggregate principal amount that, when taken together with the Remaining Present Value of such outstanding Capital Leases and Synthetic Leases relating to Sale and Leaseback Transactions entered into after the Closing Date in accordance with Section 8.05(e)(ii), does not exceed $150,000,000 at any time outstanding;

(n)    other secured or unsecured Indebtedness of Loan Parties in an aggregate principal amount which shall not exceed $20,000,000 at any time outstanding;

(o)    other unsecured Indebtedness of Loan Parties in an aggregate principal amount which shall not exceed $25,000,000 at any time outstanding; and

(p)    other unsecured Indebtedness maturing after the Maturity Date; provided that 100% of the net proceeds of such Indebtedness are used to repay, refinance or replace Indebtedness outstanding under this Agreement and the Notes.

Notwithstanding any provision to the contrary set forth in this Section 8.03, the aggregate outstanding principal amount of all Indebtedness incurred by the Excluded Subsidiaries (other than (i) Indebtedness owed to any Consolidated Party and (ii) renewals, refinancings, replacements and extensions of Indebtedness existing on the Closing Date and permitted by Section 8.03(b)), at any time on or after the Closing Date shall not exceed an amount equal to (i) $250,000,000 minus (ii) the then outstanding Attributed Principal Amount under any Permitted Receivables Financing.

8.04    Fundamental Changes.

Except in connection with an Excluded Disposition, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.13, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower shall be the continuing or surviving Person, (b) any Loan Party other than the Borrower may merge or consolidate with any other Loan Party or the Borrower, (c) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any Loan Party provided that the continuing or surviving Person shall be a Loan Party, (d) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any other Consolidated Party which is not a Loan Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 8.05, (f) the Borrower or any Subsidiary of the Borrower may merge with any Person (other than a Consolidated Party with which it could not merge under any of clauses (a) through (e)) in connection with a Permitted Acquisition provided that, if such transaction involves the Borrower, the Borrower shall be the continuing or surviving corporation, (g) any Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and (h) Cincinnati Bell Entertainment, Inc. (f/k/a ZoomTown.com Inc.) may merge with CBT or any CBT Subsidiary.

8.05    Dispositions.

Make any Disposition other than:

(a)    an Excluded Disposition;

(b)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, a Disposition of the Capital Stock of CyrusOne (or of CyrusOne LP that generates Net Cash Proceeds); provided that in each case (A) 100% of the consideration paid in connection with any such Disposition shall be in the form of cash or Cash Equivalents, (B) any payment of cash or Cash Equivalents received in connection with such Disposition shall be made within five Business Days after the consummation of such transaction, (C) the aggregate amount of all consideration paid or to be paid in connection such Disposition shall be in an amount not less than the fair market value of the Capital Stock disposed of (as determined in good faith by the Borrower) and (D) the Loan Parties shall apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Disposition to prepay the Loans or other Prepayable Indebtedness, in each case in accordance with the terms of Section 2.05(b)(ii)(C) (and subject to the proviso in Section 2.05(b)(iii));

(c)    [Reserved];

(d)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (i) a Wireless Disposition or (ii) a CBTS Disposition; provided that (A) 100% of the consideration paid in connection with any such Disposition (other than a Wireless Disposition referred to in clause (b) of the definition of such term) shall be in the form of cash or Cash Equivalents, (B) any payment of cash or Cash Equivalents received in connection with such Disposition shall be made within five Business Days after the consummation of such transaction, (C) the aggregate amount of all consideration paid or to be paid in connection with such Disposition shall be in an amount not less than the fair market value of the Property disposed of (as determined in good faith by the Borrower), (D) in the case of any such transaction that involves a Disposition of real or personal Property, such transaction is not a Sale and LeaseBack Transaction, and (E) the Loan Parties shall apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Disposition to (1) make Eligible Reinvestments within the applicable Application Period or (2) prepay the Loans or other Prepayable Indebtedness, in each case in accordance with the terms of Section 2.05(b)(ii)(A) (and subject to the proviso in Section 2.05(b)(iii));

(e)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other Dispositions; provided that (i) at least 50% of the consideration paid in connection with any such Disposition shall be in the form of cash or Cash Equivalents; provided that the Borrower or any of its Subsidiaries may make one or more Dispositions for which less than 50% of the consideration paid is in the form of cash or Cash Equivalents so long as the cumulative aggregate consideration received for all such Dispositions consummated on and after the Closing Date shall not exceed $25,000,000, it being understood and agreed that with respect to any Disposition consummated in reliance on this Section 8.05(e) (A) any payment of cash or Cash Equivalents received in connection with such Disposition shall be made within five Business Days after the consummation of such transaction and (B) the aggregate amount of all consideration paid or to be paid in connection such Disposition shall be in an amount not less than the fair market value of the Property disposed of (as determined in good faith by the Borrower), (ii) such transaction is not a Sale and Leaseback Transaction unless, after giving effect to the entering into of the applicable lease in connection therewith, the Remaining Present Value of such lease, when taken together with the aggregate then outstanding principal amount of all Indebtedness incurred pursuant to Section 8.03(m) and the Remaining Present Value of outstanding leases previously entered into pursuant to this clause (ii), would not exceed $150,000,000, (iii) such transaction does not involve the Disposition of a part but not all of the Capital Stock of any Consolidated Party that does not result in an Investment that is permitted under Section 8.02, (iv) such transaction does not involve a Disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, (v) the fair market value of all of the assets sold or otherwise Disposed of in all such transactions after the Closing Date (other than Sale and Leaseback Transactions permitted hereunder) shall not exceed $75,000,000 per fiscal year, (vi) if the fair market value of the Property Disposed of in any single Disposition (or in any series of related Dispositions) exceeds $50,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to such transaction (including any proposed use of the proceeds thereof for debt reduction or the making of any

Investment), the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11(a)‑(d), as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, (vii) the Loan Parties shall apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Disposition to (A) make Eligible Reinvestments within the applicable Application Period or (B) prepay the Loans or other Prepayable Indebtedness, in each case in accordance with the terms of Section 2.05(b)(ii)(A) (and subject to the proviso in Section 2.05(b)(iii)). Notwithstanding anything to the contrary in the foregoing, solely with respect to any Disposition made in reliance of the proviso in clause (i) above, (x) any non-cash consideration received by the applicable Loan Parties in connection with such Disposition shall be in the form of a promissory note or notes in favor of the applicable Loan Parties and (y) with respect to any promissory note(s) received under clause (x) in an initial aggregate principal amount equal to or greater than $5,000,000 (or, in the case of multiple promissory notes delivered in connection with a single acquisition, the initial aggregate principal amount of which is equal to or greater than $5,000,000), (A) such promissory note(s) shall be secured by the assets and property that are the subject of such Disposition and (B) the applicable Loan Parties shall deliver such promissory note(s) endorsed in a manner satisfactory to the Administrative Agent and take such other actions as may be reasonably requested by the Administrative Agent to ensure that such promissory note(s) are subject to a valid and perfected, first priority Lien (subject only to Permitted Liens) in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents.

Pending any required application of Net Cash Proceeds from Disposition Prepayment Events pursuant to Section 2.05(b)(ii)(A), the Loan Parties shall not use such Net Cash Proceeds for any purpose other than to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

8.06    Restricted Payments.

Make, directly or indirectly, any Restricted Payment, except that:

(a)    each Consolidated Party may make Restricted Payments (directly or indirectly) to any other Consolidated Party that is a Loan Party;

(b)    each Subsidiary of the Borrower may declare and make ratable dividend payments or other distributions to holders of the Capital Stock of such Person.

(c)    so long as no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect thereto, the Borrower may:

(i)    declare and pay scheduled dividend payments on the Permitted Preferred Stock and the Other Permitted Equity;

(ii)    (A) make payments pursuant to stock option plans or other stock related benefit plans (1) approved by the Board of Directors of the Borrower and (2) in the ordinary course of business made to directors, officers and employees of the Borrower to repurchase Capital Stock of the Borrower held by such Persons in case of resignation, the cessation or employment or retirement of such Person (by death, disability or otherwise); and (B) purchase or repurchase Capital Stock of the Borrower with the proceeds received by it from the exercise of rights under such plans by directors, officers and employees; and

(iii)    refinance Permitted Preferred Stock or Other Permitted Equity with the proceeds of Other Permitted Equity;

(d)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount for all Restricted Payments made in reliance on this subsection (d) not to exceed $15,000,000; and

(e)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make other Restricted Payments; provided that (i) immediately after giving effect to any such Restricted Payment, on a Pro Forma Basis as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, (A) the Consolidated Total Leverage Ratio would not exceed 4.50 to 1.00 and (B) the Loan Parties would otherwise be in compliance with the financial covenants set forth in Sections 8.11(a) and (b), (ii) the aggregate amount of all Restricted Payments made in reliance on this subsection (e) in respect of which the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis in accordance with clause (i) of this Section 8.06(e) exceeds 3.50 to 1.00 shall not exceed $15,000,000 in any fiscal year, and (iii) the aggregate amount of all Restricted Payments made in reliance on this subsection (e) in respect of which the Consolidated Total Leverage Ratio calculated on a Pro Forma Basis in accordance with clause (i) of this Section 8.06(e) is less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00 shall not exceed $35,000,000 in any fiscal year (it being understood that the amount of Restricted Payments made in reliance on this subsection (e) in respect of which such Pro Forma Consolidated Total Leverage Ratio is equal to or less than 3.00 to 1.00 shall not be subject to limitation under clauses (ii) or (iii) of this subsection (e)).

8.07    Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

8.08    Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions among Loan Parties, (b) the Transactions, the CyrusOne Reorganization, the CyrusOne IPO and the other transactions between Loan Parties and the CyrusOne Subsidiaries relating thereto pursuant to the intercompany agreements listed on Schedule 8.08, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) normal compensation and reimbursement of expenses of officers and directors, indemnification of officers and directors in respect of their services as such which indemnification is either required or permitted under the applicable corporate law of the applicable Consolidated Party's jurisdiction of incorporation or organization, and Investments permitted under Section 8.02(c), (e) in connection with Permitted Receivables Financings, (f) to the extent not permitted by clause (c) of this Section 8.08, other Restricted Payments permitted under Section 8.06 and (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person's business consistent with past practices or on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms‑length transaction with a Person who is not an officer, director or Affiliate.

8.09    Burdensome Agreements.

(a)    Enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party or (v) except in respect of any Subsidiary which is not a Guarantor, (A) pledge its Property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)‑(v)(A) above) for (1) this Agreement and the other Loan Documents, (2) the Senior Note Documents, (3) the 2010 Junior Note Documents, (4) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or (m); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (5) any document or instrument governing Indebtedness incurred pursuant to subsection (f), (g), (h), (k), (l) or (n) of Section 8.03, (6) any document or instrument governing Indebtedness incurred to renew, refinance, replace or extend any Indebtedness governed by any document or instrument otherwise permitted to contain any such Contractual Obligation pursuant to this Section 8.09, (7) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien; (8) customary provisions restricting assignments, subletting or other transfers (including the granting of any Liens) contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property, in each case entered into in the ordinary course of business; provided that such provisions apply only to such lease, sub-lease, license, sub-license or other agreement and the assets subject thereto and shall not apply to any other assets of the Borrower or any other Loan Party, (9) customary provisions in joint venture agreements or arrangements, including restrictions on sales, pledges and transfers of joint venture interests and assets, the payment of dividends and the incurrence of Indebtedness, and (10) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale;

(b)    Enter into any Contractual Obligation (other than the documents governing or evidencing the Obligations, the 1993 Senior Note Indenture and the CBT Indentures) that requires the grant of a Lien (other than Permitted Liens) by any Consolidated Party on any Collateral to secure obligations arising under such Contractual Obligation.

8.10    Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11    Financial Covenants.

(a)    Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of each fiscal quarter set forth below to be greater than the ratio set forth opposite such period below:

Fiscal Quarters Ending	Maximum Consolidated Total Leverage Ratio
Closing Date through December 31, 2013	7.25:1.0
March 31, 2014 through December 31, 2014	6.75:1.0
March 31, 2015 through December 31, 2015	6.00:1.0
March 31, 2016 through December 31, 2016	5.25:1.0
March 31, 2017 and each fiscal quarter ending thereafter	4.25:1.0

(b)    Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 1.75 to 1.00

(c)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.50 to 1.00.

(d)    Consolidated Capital Expenditures. Permit the amount of all Consolidated Capital Expenditures in any fiscal year to exceed the amount set forth opposite such fiscal year below;

Fiscal Year	Amount
2013	$220,000,000
2014	$210,000,000
2015	$190,000,000
2016	$195,000,000
2017 and each fiscal year thereafter	$140,000,000

provided that up to $20,000,000 of such amount for any fiscal year, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next following fiscal year; and provided, further, that if any such amount is so carried over, it will be deemed used in the subsequent fiscal year after the amount otherwise permitted during such fiscal year.

8.12    Prepayment of Other Indebtedness, Amendment of Documents, Etc.

Permit any Consolidated Party to:

(a)    if any Default or Event of Default has occurred and is continuing or would arise immediately after giving effect thereto as a result thereof, amend or modify any of the terms of any Junior Note Document or Senior Note Document if such amendment or modification would add or change any terms in a manner adverse to the Consolidated Parties or the Lenders, or shorten the final maturity or average life to maturity thereof or require any principal payment to be made sooner than originally scheduled or increase the interest rate applicable thereto;

(b)    make (or give any notice with respect thereto) any voluntary, optional or other non‑scheduled payment, prepayment, redemption, acquisition for value (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of the 2005 Senior Notes, the 2009 Senior Notes or the 2010 Junior Notes, except for (i) a refinancing of any such Indebtedness to the extent permitted pursuant to Section 8.03 (in each case whether or not mandatory), (ii) any prepayments of Prepayable Indebtedness to the extent required by Section 2.05(b)(ii), (iii) prepayments contemplated by and effected in connection with the Note Redemption after the Closing Date using the proceeds of the repayment of the Cyrus Intercompany Debt, (iv) the early repayment of the 2005 Senior Notes required by Section 7.13(b), and (v) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other repayments, redemptions or acquisitions of such Indebtedness not otherwise permitted by this subsection (b); provided that after giving effect to any such prepayment, (A) on a Pro Forma Basis as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the Required Financial Information, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 and (B) no funded Revolving Loans are then outstanding.

(c)    except as otherwise provided in subsection (b) above, make any payments in respect of Subordinated Indebtedness in violation of the relevant subordination provisions;

(d)    enter to any Contractual Obligation or amend or modify any of the terms of either CBT Indenture if the effect of such Contractual Obligation, amendment or modification would (i) encumber or restrict the ability of CBT to (i) pay dividends or make any other distributions to the any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, or (iv) sell, lease or transfer any of its Property to any Loan Party (except Property subject to Permitted Liens); or

(e)    amend or modify the terms of the partnership agreement (or equivalent Organization Document) of CyrusOne LP if the effect of such amendment or modification would be (i) to prohibit or prevent the pledge of the Capital Stock of CyrusOne LP to the Administrative Agent in accordance with the provisions of the applicable the Collateral Documents or (ii) to cause the Administrative Agent or any Lender to cease to be a “Permitted Transferee” (or equivalent) thereunder.

8.13    Organization Documents; Fiscal Year.

Permit any Consolidated Party (other than a Joint Venture) to (a) amend, modify or change its Organization Documents in a manner materially adverse to the Lenders or (b) change its fiscal year.

8.14    Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, permit any Consolidated Party to (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Loan Party, CBT or any CBT Subsidiary, except (i) to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Capital Stock of Foreign Subsidiaries, and (ii) as a result of or in connection with an Investment not prohibited under Section 8.02 or a dissolution, merger, consolidation or Disposition of all or any portion of the Property or Capital Stock of a Subsidiary not prohibited by Section 8.02, Section 8.04 or Section 8.05, (b) permit any Subsidiary (other than any Joint Venture or any Wholly Owned Subsidiary) to issue or have outstanding any shares of preferred Capital Stock (other than preferred Capital Stock held by any Loan Party, CBT or any CBT Subsidiary, or (c) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.

8.15    Designated Senior Indebtedness.

The Borrower hereby agrees and acknowledges that all Obligations shall be “Designated Senior Indebtedness” (or any comparable term) for purposes of and as defined in the 2010 Junior Note Indenture and any documents governing any other Subordinated Indebtedness of the Borrower or any of its Subsidiaries in respect of which such term (or comparable term) has relevance.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES

9.01    Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non‑Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 7.03(a), Section 7.13(b) or Article VIII; or

(c)    Certain Reporting Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02(a) or 7.02(b) and any such failure continues for 15 days after (i) a Responsible Officer of the Borrower has knowledge of such failure or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(d)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after (i) a Responsible Officer of the Borrower has knowledge of such failure or (ii) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(e)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan

Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect, if such representation, warranty, certification or statement of fact is qualified by materiality) when made or deemed made; or

(f)    Cross‑Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due (automatically or otherwise), prior to its stated maturity; provided that this clause (i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property or assets securing such Indebtedness or (ii) there occurs (other than on a voluntary basis) under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(g)    Insolvency Proceedings, Etc. The Borrower or any Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(h)    Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(i)    Judgments. There is entered against the Borrower or any Subsidiary (other than an Immaterial Subsidiary) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third‑party insurance), and (i) enforcement proceedings are lawfully commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which such judgment is unpaid and a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)    ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(k)    Invalidity of Loan Documents; Guarantees. (i) Any material Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document (other than any Issuer Document); or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than any Issuer

Document), or purports to revoke, terminate or rescind any Loan Document (other than any Issuer Document); or (ii) except as the result of or in connection with a dissolution, merger or disposition of all or part of the assets or Capital Stock of a Subsidiary not prohibited by Section 8.04 or Section 8.05, the Guaranty given by any Subsidiary (other than an Immaterial Subsidiary) hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under its Guaranty, or any Subsidiary (other than an Immaterial Subsidiary) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

(l)    Change of Control. There occurs any Change of Control.

9.02    Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of all L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default specified in Section 9.01(g) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of all L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03    Application of Funds.

After the acceleration of the Obligations as provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provision of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, each in its capacity as such, ratably among them in proportion to the amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, obligations under Swap Contracts between any Loan Party and any Lender of Affiliate of any Lender, obligations under a Treasury Management Agreement between any Loan Party and any Lender of Affiliate of any Lender; ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Borrower Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. If at any time after any Obligation shall have been Cash Collateralized with Borrower Cash Collateral no Event of Default shall be continuing, the Administrative Agent shall promptly return to the Borrower all the Borrower Cash Collateral.

ARTICLE X
ADMINISTRATIVE AGENT

10.01    Appointment and Authority.

(a)    Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Lenders and the Administrative Agent, the Syndication Agent and the Co-Documentation Agents agree that the Collateral Agent shall be entitled to all of the benefits and privileges of this Article X to the same extent as the Administrative Agent. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine or any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02    Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03    Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04    Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the applicable L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the applicable L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05    Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents (other than Affiliates of the Administrative Agent) except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) appoint, and in the absence of such appointment by the Administrative Agent at least 10 days prior to the Resignation Effective Date, the Borrower may, in either case on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.06. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in

Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent's resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation as an L/C Issuer. If Bank of America resigns as an L/C Issuer, it shall retain the rights, powers, privileges and duties of an L/C Issuer with respect to all Letters of Credit issued by Bank of America and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all case be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07    Non‑Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08    No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Co-Documentation Agents, Syndication Agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder (but shall in each case have the benefits of Section 11.04(b) as provided therein).

10.09    Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 2.03(h) and (i), Section 2.08 and Section 11.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer(s), to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10    Collateral and Guaranty Matters.

The Lenders and the L/C Issuers irrevocably authorize and direct each of the Administrative Agent and/or Collateral Agent, as applicable:

(a)    to release (i) any Lien on any Property granted to or held by the Collateral Agent under any Loan Document (A) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations outstanding under the Loan Documents (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration, termination or Cash Collateralization of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, (ii) any Lien on the Capital Stock of any Subsidiary that becomes a Non‑Pledged Subsidiary at any time after the Closing Date as a result of a transaction permitted hereunder and (iii) any Lien on the Property or Capital Stock of Wireless LLC, CBTS or any Subsidiary of CBTS contemplated by Section 7.12(c), upon the consummation of a Wireless Disposition or CBTS Disposition, as applicable;

(b)    to subordinate any Lien on any Property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(i); and

(c)    to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if such Person (including, without limitation, Wireless LLC, CBTS or any Subsidiary of CBTS as contemplated by Section 7.12(c)) becomes an Excluded Subsidiary at any time after the Closing Date as a result of a transaction permitted hereunder.

In connection with any termination or release pursuant to this Section 10.10, the Administrative Agent and/or the Collateral Agent shall promptly execute and deliver to the Borrower or any Subsidiary, at the Borrower's or such Subsidiary's expense, all documents that the Borrower or such Subsidiary shall reasonably request to evidence such termination or release. Effective immediately upon any Loan Party ceasing to be a Subsidiary or ceasing to be a Guarantor, such Loan Party shall cease to be a party to this Agreement. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's and/or Collateral Agent's, as applicable, authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10; provided that the failure to obtain such confirmation shall not derogate from the rights of the Borrower and the Subsidiaries under this Section 10.10.

ARTICLE XI
MISCELLANEOUS

11.01    Amendments, Etc.

(a)    General. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective, except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, each Loan Party upon which such agreement will place additional obligation or from the rights of which such agreement will derogate and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties or other Subsidiaries that are parties thereto, in each case with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i)    no such amendment, waiver or consent shall, without the written consent of each Lender affected thereby:

(A)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(B)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(C)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(D)    change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby;

(E)    except as contemplated by paragraph (b) below, change the definition of “Required Lenders,” any provision of this Section 11.01(a)(i) or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(F)    (i) except as the result of or in connection with a Disposition not prohibited by Section 8.05, release all or substantially all of the Collateral and (ii) except as otherwise provided in Section 10.10, release all or substantially all of the Guarantors; or

(G)    release the Borrower from its obligations under the Loan Documents.

(ii)    (A) no Default or Event of Default existing at the time of any proposed Credit Extension under the Revolving Commitments may be waived for the purposes of satisfying the condition precedent set forth in Section 5.02(b) in respect of such proposed Credit Extension without the consent at such time of Lenders holding in the aggregate at least a majority of the Revolving Commitments; and (B) without the consent of each Lender holding a Revolving Commitment or any outstanding Revolving Loans or participations (whether funded or not) in L/C Obligations (and/or participations therein), no amendment, waiver or consent relating to this Section 11.01(a)(ii) shall be effective;

(iii)    [Reserved];

(iv)    (A) no amendment, waiver or consent shall, unless in writing and signed by each affected L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement;

(v)    no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

(vi)    no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document;

(vii)    the Fee Letter may be amended, or rights or privileges thereunder waived, in each case in a writing executed only by the parties thereto;

(viii)    no amendment, waiver or consent shall, without the written consent of each Lender affected thereby, impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder; and

(ix)    any amendment or waiver of, or consent with respect to, Section 2.13 requiring the consent of the Required Lenders that by its terms affects any individual Lender more adversely than other affected Lenders shall require the consent of such individual Lender.

Notwithstanding the foregoing, (A) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the L/C Issuers and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders under one or more tranches but not under any other tranche may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected tranche or tranches of Lenders that would be required to consent thereto under this Section 11.01 if such tranche or tranches of Lenders were the only tranche or tranches of Lenders hereunder at the time.

(b)    Incremental Facilities.

(i)For the avoidance of doubt and notwithstanding any provision to the contrary set forth in this Agreement or any other Loan Document, this Agreement may be amended (or amended and restated) at any time and from time to time to increase the Aggregate Revolving Commitments or to establish one or more additional separate tranches of term loans (each such increase to the Revolving Commitments and/or establishment of a new tranche term loans being referred to herein as an “Incremental Facility,” and all of such increases and establishments being referred to collectively as the “Incremental Facilities”) to be made to the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any Lender) that shall agree to provide any such increase to the Revolving Commitments or such separate tranches of term loans (but without the consent of any other Lender), and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement with the Revolving Commitment and/or term loan set forth in such agreement; provided, however, that: (A) without the written consent of the Required Lenders, the aggregate principal amount of increases in the Revolving Commitments and/or separate term loans effected after the Closing Date pursuant to this Section 11.01(b) shall not exceed $250,000,000; (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of any such Incremental Facility and the concurrent retirement of any other Indebtedness of a Consolidated Party, the Loan Parties would be in compliance with the financial covenants set forth the in Section 8.11 as of the most recent fiscal quarter end for which the Administrative Agent has received the Required Financial Information; (C) no Default or Event of Default shall exist at the time of the amendment giving effect to any such increase in the Revolving Commitments and/or the making of a separate term loan, as applicable, becomes effective; and (D) no Lender shall be obligated to participate in any such increase by increasing its own commitment hereunder unless such Lender elects to do so in its sole discretion at the time of such increase. The terms applicable to any additional Revolving Commitments shall be the same as those applicable to the Original Revolving Commitments (after giving effect to any amendment in connection with the establishment of such additional Revolving Commitments), except as to (A) any related upfront fees which shall be as agreed between the Borrower and the applicable Lenders providing such additional Revolving Commitments and (B) certain mandatory commitment reductions with respect to the Original Revolving Commitments may be effected on a non-pro rata basis as described in Section 2.06. The terms applicable to any Incremental Facility structured as a separate term loan tranche (after giving effect to any amendment in connection with the establishment of such term loans), including in respect of pricing, amortization and maturity, shall be as agreed to between the Borrower and the Lenders providing such Incremental Facility (it being understood that general administrative and similar terms not specific to such Incremental Facility shall be as provided in this Agreement); provided, however, that (A) each such Incremental Facility structured as a separate term loan tranche may be provided the right to ratable (with the each other Incremental Facility structured as a separate term loan tranche) prepayment in connection with any voluntary or mandatory prepayment, (B) no more than 20% of the initial principal amount of any Incremental Facility structured as a separate term loan tranche shall amortize (pursuant to schedule amortization) prior to the Maturity Date and (C) the final maturity date of any Incremental Facility structured as a separate term loan tranche shall not occur prior to the Maturity Date or the final maturity date of any other then existing Incremental Facility structured as a separate term loan.

(ii)Any such amendment (or amendment and restatement) effected pursuant to Section 11.01(b)(i) shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of each Incremental Facility established thereby (including the amount and the final maturity thereof, any provisions relating to the amortization or mandatory prepayment thereof, the interest to accrue and be payable thereon and any fees to be payable in respect thereof (in each case subject to any applicable restrictions set forth in subsection (i) of this Section 11.01(b)) and to effect such other changes (including changes to the provisions of Section 11.01(a), Section 2.05 and the definition of “Required Lenders”) as the Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such Incremental Facility; provided, however, that no such agreement shall: (A) effect any change described in any of clauses (A), (B), (C), (F) and (G) of Section 11.01(a) without the consent of each Person required to consent to such change under such clause (it being agreed, however, that any increase in the Aggregate Revolving Commitments or establishment of any Incremental Facility consisting of a separate tranche of term loans will not, of itself, be deemed to effect any of the changes described in clauses (A), (B), (C), (F) and (G) of Section 11.01(a)(i), and that modifications to Section 2.12, Section 9.03 or the definition of “Required Lenders” or other provisions relating to voting provisions to provide the Persons providing the applicable Incremental Facility with the benefit of such provisions will not, by themselves, be deemed to effect any of the changes described in clauses (D) and (E) of Section 11.01(a)(i)), or (B) amend Article VII, VIII or IX in any manner that by its terms benefits one or more tranches, but not all tranches, of Loans or Commitments without the prior written consent of Lenders holding a majority in interest of the Revolving Commitments then existing, if the Lenders holding Revolving Commitments are not so benefited, and of Lenders holding a majority in interest of each separate tranche of term loans then existing and not so benefited, (it being agreed that no provision requiring the Borrower to prepay term loans of one or more Incremental Facilities with the proceeds of Dispositions, Involuntary Dispositions, issuances of Indebtedness, Equity Issuances or with the proceeds of excess cash flow will be deemed to violate this clause). The loans, commitments and borrowings of any Incremental Facility established pursuant to this Section 11.01(b) shall constitute Loans, Commitments and Borrowings under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty set forth in Article IV hereunder and the security interests and Liens created by the Collateral Documents, and the Borrower shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the requirements of this sentence are satisfied after the establishment of any such Incremental Facility.

(c)    Voting Rights of Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that (A) by its terms affects any Defaulting Lender more adversely than other affected Lenders, (B) increases or extends the Commitment of any such Defaulting Lender, (C) reduces the principal of or (except as provided in Section 11.01(a)(i)(C) above) the rate of interest for Loans of such Defaulting Lender, or fees or other amounts payable hereunder or under any other Loan Document to such Defaulting Lender or (D) amends or modifies any provision of this Section 11.01(c), shall require the consent of such Defaulting Lender.

(d)    Voting Rights of Lenders During Bankruptcy Proceedings. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(e)    Additional Borrower. No amendment or waiver of any provision of this Agreement that would have the effect of adding one or more additional Borrowers hereunder shall be effective without the consent of all the Lenders. Any Lender not providing such consent may be replaced by the Borrower in accordance with Section 11.13.

11.02    Notices. Effectiveness of Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower, the Administrative Agent, the Collateral Agent or Bank of America, in its capacity as an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)    if to any other Lender or L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swingline Lender, each L/C Issuer or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's, any Loan Party's or the Administrative Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender and each L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent, the Swingline Lender and each L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, each L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices, Letter of Credit Applications and Swingline Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03    No Waiver; Cumulative Remedies.

(a)    No failure by any Lender, any L/C Issuer, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 (acting with the consent or at the direction of the Required Lenders) for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates (including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent or Collateral Agent and not more than one counsel required in any local jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of a single counsel for the Administrative Agent or Collateral Agent and not more than one counsel required in any local jurisdiction and of one counsel retained by the Lenders or any steering committee or similar group acting on behalf of the Lenders as a group (and such additional counsel as the Administrative Agent, any Lender, any group of Lenders or any such steering committee determines in good faith are necessary in light of actual or potential conflicts of interest of the availability of different claims or defenses)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub‑agent thereof), Collateral Agent (and any sub‑agent thereof), each Lender, the Syndication Agent, each Arranger, each Documentation Agent and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of any claim or any litigation or other proceedings (regardless of whether any such Indemnitee is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its Affiliates) that relate to (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub‑agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Parties, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or breach of the Loan Documents (or any other document executed in connection therewith (including any participation agreement or credit default swap agreement executed in connection with this Agreement) by, such Indemnitee (or its Related Parties).

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub‑agent thereof), the Collateral Agent (or any sub‑agent thereof), each L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub‑agent), the Collateral Agent (or any such sub‑agent), each L/C Issuer or such Related Party, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub‑agent), the Collateral Agent (or any such sub‑agent) or the applicable L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub‑agent), the Collateral Agent (or any such sub‑agent) or the applicable L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, the Collateral Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05    Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender, or the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swingline Lender's rights and obligations in respect of Swingline Loans;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the L/C Issuers and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower's Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person or any other Person that is not a Lender, an Affiliate of a Lender, an Approved Fund, a bank or a financial institution.

(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim or any party hereunder arising from that Lender's having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the L/C Issuers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the L/C Issuer, the Swingline Lender or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.06; provided that such participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each such Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such participation on such Participant Register. If requested by the Administrative Agent or the Borrower, such Lender shall make the Participant Register available to Administrative Agent or the Borrower upon either (i) the exercise by a Participant of remedies, or rights to receive payments under Section 3.01, 3.04 or 3.05 hereunder, or (ii) a request for the Register by the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. Notwithstanding any contrary provision of this Agreement, a Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender or a Lender not otherwise exempt from backup withholding and information reporting if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Resignation Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time PNC assigns all of its Commitment and Loans pursuant to subsection (b) above, PNC may, upon 30 days' notice to the Borrower and the Lenders, resign as Swingline Lender. In the event of any such resignation as Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of PNC as Swingline Lender. If PNC resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c)). Upon the appointment of a successor Swingline Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender.

(h)    Resignation as an L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America, PNC or any other Lender that is also acting as an L/C Issuer hereunder assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America, PNC or such Lender may, upon 30 days' notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an

L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America, PNC or such Lender as an L/C Issuer. If Bank of America, PNC or such other Lender resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America, PNC or such Lender to effectively assume the obligations of Bank of America, PNC or such applicable Lender with respect to such Letters of Credit.

11.07    Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and each L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 11.06(f) or (iii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (a) the Information may include material non‑public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08    Set‑off.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application

11.09    Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10    Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12    Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws or other applicable Laws, as determined in good faith by the Borrower, the Administrative Agent, an L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited, and none of the Borrower, the Administrative Agent, the L/C Issuers or the Swingline Lender shall have any liability hereunder in taking or refraining from taking action based upon and relating to such good faith determination.

11.13    Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender delivers a notice pursuant to Section 3.02 with respect to circumstances that do not affect the other Lenders hereunder, (iv) a Lender does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that requires unanimous consent of all Lenders and that has been approved by the Required Lenders as provided in Section 11.01, or (v) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(iv);

(b)    such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)    such assignment does not conflict with applicable Laws; and

(e)    in the case of any such assignment resulting from a Lender's failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable amendment, modification and/or waiver of this Agreement that the Borrower has requested shall become effective upon giving effect to such assignment (and any related assignments required to be effected in connection therewith in accordance with this Section 11.13 and Section 11.06).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT; PROVIDED THAT (X) IN THE CASE OF ANY COLLATERAL DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT IN THE STATE IN WHICH THE RELEVANT COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY LOAN PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER LOAN PARTIES MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND SHALL BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15    Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED,

EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16    Term of Agreement.

The term of this Agreement shall be until the Obligations under the Loan Documents have been Fully Satisfied.

11.17    USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18    Subordination of Intercompany Debt.

Each Loan Party agrees that all intercompany Indebtedness among Loan Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary; provided that no Event of Default has occurred and is continuing, Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, under Section 9.01(a) or in the event the maturity of the Loans is accelerated under Section 9.02(b), no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Debt after the Administrative Agent shall have delivered a written notice to the Borrower to such effect. In the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.18, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

11.19    [Reserved]

11.20    Permitted Receivables Financings.

(a)    Each Lender, the Administrative Agent and the Collateral Agent agrees that, prior to the date that is one year and one day after the payment in full of all the obligations in respect of the Attributed Principal Amount in respect of any Permitted Receivables Financing, (i) it shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Receivables Financing SPC or any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the Capital Stock of any Receivables Financing SPC or any other instrument evidencing any Investment in any Receivables Financing SPC in its name or the name of any of its designees or nominees, (C) foreclose such security interest in the Capital Stock of any Receivables Financing SPC regardless of the bankruptcy or insolvency of any Loan Party, (D) exercise any voting rights granted or appurtenant to such Capital Stock of any Receivables Financing SPC or any other instrument evidencing any Investment therein or (E) enforce any right that the holder of any such Capital Stock of any Receivables Financing SPC or any other instrument evidencing any Investment therein might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Receivables Financing SPC and (ii) it hereby waives and releases any right to require (A) that any Receivables Financing SPC be in any manner merged, combined, collapsed or consolidated with or into any Loan Party, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Receivables Financing SPC as a separate entity be in any respect disregarded; provided, however, that the provisions of this Section 11.20 shall cease to be of any force or effect when the Obligations have been paid in full and the Revolving Commitments have been terminated or expired; and provided further, that the provisions hereof will not apply to a Lender, the Administrative Agent or the Collateral Agent in its capacity as a holder of any Indebtedness or other asset included in the Attributed Principal Amount or its ability to exercise any rights thereunder. Each Lender, the Administrative Agent and the Collateral Agent agree and acknowledge that each Receivables Financier is an express third party beneficiary with respect to this Section 11.20 (and only this Section 11.20) and such agent shall have the right to enforce compliance by the parties hereto with this Section 11.20.

(b)    Upon the transfer or purported transfer by the Borrower or any Consolidated Party of Transferred Assets to a Receivables Financing SPC in a Permitted Receivables Financing, the Liens with respect to such Transferred Assets under the Security Agreements shall automatically be released (and each of the Administrative Agent and the Collateral Agent, as applicable, is hereby authorized to execute and enter into any such releases and other documents as the Borrower may reasonably request in order to give effect thereto).

(c)    Each Lender hereby authorizes and directs each of the Administrative Agent and the Collateral Agent, as applicable, in connection with any Permitted Receivables Financing, upon the request and at the expense of the Borrower, to enter into an intercreditor agreement with the applicable Receivables Financier to facilitate the establishment of such Permitted Receivables Financing and to effect the purposes of the provisions of this Agreement relating to Permitted Receivables Financings.

11.21    No Advisory or Fiduciary Responsibilities.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm's-length commercial transactions between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any other Arranger has any obligation to the Borrower, any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger(s) and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower, any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.22    Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:                CINCINNATI BELL INC.,
an Ohio corporation

By: /s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury and Tax

GUARANTORS:	CINCINNATI BELL TELECOMMUNICATION SERVICES LLC, an Ohio limited liability company

CINCINNATI BELL ENTERTAINMENT INC.,
an Ohio corporation

CINCINNATI BELL WIRELESS, LLC,
an Ohio limited liability company

CINCINNATI BELL TECHNOLOGY SOLUTIONS INC.,
a Delaware corporation

CINCINNATI BELL ANY DISTANCE INC.,
a Delaware corporation

CBTS SOFTWARE LLC,
a Delaware limited liability company

EVOLVE BUSINESS SOLUTIONS LLC,
an Ohio limited liability company

CINCINNATI BELL ANY DISTANCE OF VIRGINIA
LLC,
a Virginia limited liability company

DATA CENTER INVESTMENTS INC.,
a Delaware corporation

DATA CENTERS SOUTH INC.,
a Delaware corporation

DATA CENTER INVESTMENTS HOLDCO LLC,
a Delaware limited liability company

DATA CENTERS SOUTH HOLDING LLC,
a Delaware limited liability company

By: /s/ Christopher C. Elma
Name: Christopher C. Elma
Title: Vice President, Treasury and Tax
on behalf of each of the entities set forth above

ADMINISTRATIVE AGENT:        BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Don B. Pinzon
Name: Don B. Pinzon
Title: Vice President

LENDERS:                BANK OF AMERICA, N.A.,
as a Lender and an L/C Issuer

By: /s/ Lisa M. Webster
Name: Lisa M. Webster
Title: Director

PNC BANK NATIONAL ASSOCIATION,
as a Lender, Swingline Lender and an L/C Issuer

By: /s/ C. Joseph Richardson
Name: C. Joseph Richardson
Title: Senior Vice President

BARCLAYS BANK PLC,
as a Lender

By: /s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

Deutsche Bank Trust Company Americas________,
as a Lender

By: /s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

By: /s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

Morgan Stanley Senior Funding Inc.,
as a Lender

By: /s/ Kelly Chin
Name: Kelly Chin
Title: Vice President

________________________________________,
Citicorp North America, Inc. as a Lender

By: /s/ Elizabeth Minnella Gonzalez
Name: Elizabeth Minnella Gonzalez
Title: Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ David A. Wild
Name: David A. Wild
Title: Senior Vice President

The Royal Bank of Scotland plc,
as a Lender

By: /s/ Matthew Pennachio
Name: Matthew Pennachio
Title: Director

USB LOAN FINANCE LLC,
as a Lender

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By: /s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Associate Director

The Bank of Kentucky,
as a Lender

By: /s/ Kendra L. Bach
Name: Kendra L. Bach
Title: Vice President